Exhibit 10.9

Loan No: 47-0911835
MEZZANINE LOAN AGREEMENT
Dated as of June 30, 2011
Between
COLE MEZZCO SAN ANTONIO TX, LLC,
as Borrower
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

(continued)

Page
SCHEDULES

Schedule I Organizational Chart
Schedule II Description of REA’s

MEZZANINE LOAN AGREEMENT
     THIS MEZZANINE LOAN AGREEMENT, dated as of June 30, 2011 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at Wells Fargo Center, 1901 Harrison Street, 2nd Floor, Oakland, California 94612 (together with its successors and/or assigns, “Lender”) and COLE MEZZCO SAN ANTONIO TX, LLC, a Delaware limited liability company, having an address c/o Cole Real Estate Investments, 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016 (together with its successors and/or assigns, “Borrower”).
RECITALS:
     WHEREAS, Wells Fargo Bank, National Association, as mortgage lender (“Mortgage Lender”), has made a loan in the original principal amount of $18,000,000.00 (“Mortgage Loan”) to Cole OF San Antonio TX, LLC, a Delaware limited liability company (“Mortgage Borrower”) pursuant to that certain Loan Agreement, dated as of the dated hereof between Mortgage Borrower and Mortgage Lender (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Mortgage Loan Agreement”), which Mortgage Loan is evidenced by a Promissory Note, dated as of the date hereof made by Mortgage Borrower to Mortgage Lender (as amended, restated, replaced, consolidated or otherwise modified from time to time, the “Mortgage Note”) and secured by, among other things, that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the date hereof given by Mortgage Borrower to Mortgage Lender (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Security Instrument”), pursuant to which Mortgage Borrower has granted to Mortgage Lender a first priority mortgage on the real property and other collateral as more fully described in the Security Instrument (collectively, the “Property”);
     WHEREAS, Borrower is the legal and beneficial owner of one-hundred percent (100%) of the membership interests in Mortgage Borrower (the “Pledged Securities”);
     WHEREAS, Borrower has requested Lender to make a loan to it in the original principal amount of $5,000,000 (as the same may be reduced in accordance with the terms of this Agreement) (“Loan”); and
     WHEREAS, as a condition precedent to the obligation of Lender to make the Loan to Borrower, Borrower has entered into that certain Pledge and Security Agreement, dated as of the date hereof, in favor of Lender (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which Borrower has granted to Lender a first priority security interest in the Collateral (as defined in the Pledge Agreement) as collateral security for the Debt (as defined below).
     NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1.
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
     SECTION 1.1 Definitions.
     For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
     “30/360 Basis” means on the basis of a 360-day year consisting of 12 months of 30 days each.
     “Acceptable Delaware LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.
     “Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iii) to the extent not covered by clauses (i) — (ii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.
     “Accounts” shall mean the Mezzanine Collateral Account and any other account established by this Agreement or the other Loan Documents (including, without limitation, any Substitute Cash Management Accounts and any accounts containing Substitute Reserves).
     “Act” shall have the meaning set forth in Section 5.1(c) hereof.
     “Actual/360 Basis” means on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.
     “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person.
     “Affiliated Manager” shall mean any managing agent of the Property that is an Affiliate of Mortgage Borrower, Borrower, Guarantor or any SPE Component Entity (if any).
     “ALTA” shall mean American Land Title Association, or any successor thereto.
     “Alteration Threshold” shall mean an amount equal to four percent (4%) of the outstanding principal balance of the Loan.
     “Annual Budget” shall have the meaning set forth in Section 4.12(a)(v) hereof.

     “Anticipated Repayment Date” shall mean January 1, 2012.
     “Applicable Law” shall mean all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Mortgage Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Mortgage Borrower, at any time in force affecting Borrower, Mortgage Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
     “Appraisal” shall mean an appraisal acceptable to Lender prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the state where the Property is located, who meets the requirements of FIRREA and who otherwise satisfies the Prudent Lender Standard.
     “Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.
     “Award” shall mean any compensation paid, or, subject to the terms of any Lease, payable by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.
     “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder.
     “Borrower” shall have the meaning set forth in the introductory paragraph hereof.
     “Borrower Operating Agreement” shall mean that certain Limited Liability Company Agreement dated on or about the date hereof entered into by and among Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership, as the sole equity member, Cole Corporate Income Advisors, LLC, a Delaware limited liability company, as the manager, Cole Springing Member, LLC, a Delaware limited liability company, as the springing member, and Gregory S. Harrison and Joan L. Yori, as the Independent Managers.
     “Borrower Party” shall mean any Person acting on behalf of or at the direction of Borrower, Mortgage Borrower, SPE Component Entity and/or Guarantor.
     “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of California are not open for business.

     “Casualty” shall have the meaning set forth in Section 7.2 hereof.
     “Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.
     “Closing Date” shall mean the date of the funding of the Loan.
     “Collateral” shall have the meaning set forth in the Pledge Agreement.
     “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, or in lieu of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto.
     “Constituent Members” shall have the meaning set forth in Section 5.2(b) hereof.
     “Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of the foregoing.
     “Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.
     “Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.
     “DBRS” shall mean DBRS, Inc.
     “Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents, including, without limitation, the payment of all sums advanced and costs and expenses incurred (including unpaid or unreimbursed servicing and special servicing fees) by Lender in connection with the enforcement and/or collection of the Debt or any part thereof pursuant to the terms of the Loan Documents.
     “Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments under the Note.
     “Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.
     “Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) five percent (5%) above the Interest Rate.

     “Disclosure Document” shall have the meaning set forth in Section 11.2 hereof.
     “Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
     “Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from each of the Rating Agencies in the case of accounts in which funds are held for thirty (30) days or less and (ii) the senior unsecured debt obligations of which are rated at least “AA” (or its equivalent) from each of the Rating Agencies in the case of accounts in which funds are held for more than thirty (30) days or (b) such other depository institution otherwise approved by the Rating Agencies from time-to-time.
     “Embargoed Person” shall have the meaning set forth in Section 3.28 hereof.
     “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.
     “Event of Default” shall have the meaning set forth in Section 10.1 hereof.
     “Exchange Act” shall have the meaning set forth in Section 11.2 hereof.
     “Exchange Act Filing” shall mean any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization.
     “Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.
     “Fifth Amendment to Lease” shall mean that certain Fifth Amendment to Office Lease and Consent to Parking Garage between Mortgage Borrower and Minimed Distibution Corp.
     “Fitch” shall mean Fitch, Inc.

     “Flood Insurance Acts” shall mean the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law.
     “GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
     “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, having authority over Borrower, Mortgage Borrower, Guarantor, Lender and/or the Property.
     “Guarantor” shall mean Cole Corporate Income Trust, Inc., a Maryland corporation.
     “Guaranty” shall mean that certain Guaranty of Recourse Obligations executed by Guarantor and dated as of the date hereof.
     “Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity.
     “Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.
     “Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
     “Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business) in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.

     “Independent Director” shall have the meaning set forth in Section 5.2 hereof.
     “Interest Accrual Period” shall mean the period beginning on the first day of each calendar month during the term of the Loan and ending on (but including) the last day of such calendar month.
     “Interest Rate” shall mean a rate per annum equal to (i) four and sixty-five one hundredths percent (4.65%) from the date hereof through and including December 31, 2011, and (ii) ten percent (10%) from and after January 1, 2012.
     “Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.
     “Investor” shall mean any investor in the Loan (or any portion thereof or interest therein) in connection with a Securitization of the Loan (or any portion thereof or interest therein).
     “IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.
     “Land” shall have the meaning set forth in the Security Instrument.
     “Lease” shall mean any and all leases, subleases, rental agreements, and other similar agreements providing a comparable right of use, enjoyment or occupancy, whether or not in writing, of the Land and/or the Improvements heretofore or hereafter entered into by Mortgage Borrower (or a predecessor in interest to Mortgage Borrower), and all extensions, amendments, modifications and supplements thereto, whether before or after the filing by or against Mortgage Borrower of any petition for relief under Creditors Rights Laws.
     “Lender” shall have the meaning set forth in the introductory paragraph hereof.
     “Liabilities” shall have the meaning set forth in Section 11.2 hereof.
     “Liquidation Event” shall have the meaning set forth in Section 2.7(c) hereof.
     “Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
     “Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.
     “Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Environmental Indemnity, the Guaranty and all other documents executed and/or delivered by Borrower and/or Guarantor in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable legal fees and other costs of defense).

     “Major Lease” shall mean (i) any Lease which, individually or when aggregated with all other Leases with the same Tenant or its Affiliate, either (A) accounts for fifteen percent (15%) or more of the total rental income for the Property, or (B) demises fifteen percent (15%) or more of the Property’s gross leasable area, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property, or (iii) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i) and/or (ii) above.
     “Management Agreement” shall mean (i) prior to the execution and delivery of the Prime Management Agreement, that certain Building Management Agreement (Limited Scope) dated as of February 7, 2011 between Cole Realty Advisors, Inc., as primary manager, and Transwestern Property Company SW GP, LLC, d/b/a Transwestern, as manager, and (ii) from and after the execution and delivery of the Prime Management Agreement, the Prime Management Agreement.
     “Manager” shall mean (i) prior to the execution and delivery of the Prime Management Agreement, Transwestern Property Company SW GP, LLC, d/b/a Transwestern, or such other entity selected as the manager of the Property in accordance with the terms of this Agreement or the other Loan Documents, and (ii) from and after the execution and delivery of the Prime Management Agreement, Cole Realty Advisors, Inc., an Arizona corporation, or such other entity selected as the manager of the Property in accordance with the terms of this Agreement or the other Loan Documents.
     “Material Adverse Effect” shall mean each of (a) a “Material Adverse Effect” as defined in the Mortgage Loan Agreement and (b) a material adverse effect on (i) the Property, (ii) the business, profits, operations or financial condition of Mortgage Borrower, Borrower, Guarantor or Operating Partnership, (iii) the enforceability, validity, perfection or priority of the lien of the Pledge Agreement or the other Loan Documents, (iv) the ability of Borrower to perform its obligations under the Pledge Agreement or the other Loan Documents, or (v) the ability of Guarantor to perform its obligations under the Guaranty.
     “Maturity Date” shall mean (i) July 1, 2016 or (ii) such other date on which the final payment of the principal amount of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
     “Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
     “Member” is defined in Section 5.1 hereof.
     “Mezzanine Collateral Account” shall have the meaning set forth in Section 8.1 hereof.
     “Mezzanine Collateral Funds” shall have the meaning set forth in Section 8.1 hereof.

     “Mezzanine Intercreditor” shall mean that certain intercreditor or other similar agreement by and among Lender and Mortgage Lender relating to the Loan and the Mortgage Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with its terms.
     “Minimum Disbursement Amount” shall mean Ten Thousand and No/100 Dollars ($10,000).
     “Monthly Debt Service Payment Amount” shall mean with respect to the Monthly Payment Date occurring in August, 2011 and for each Monthly Payment Date occurring thereafter up to and including the Monthly Payment Date immediately preceding the Maturity Date, a payment equal to the amount of interest which has accrued during the preceding Interest Accrual Period computed at the Interest Rate.
     “Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the term of the Loan.
     “Moody’s” shall mean Moody’s Investor Service, Inc.
     “Mortgage Borrower” shall have the meaning set forth in the Recitals hereof.
     “Mortgage Borrower LLC Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement, dated on or about the date hereof by and among Series C, LLC, an Arizona limited liability company, as the outgoing member, Borrower, as the sole equity member, Cole Corporate Income Advisors, LLC, a Delaware limited liability company, as the manager, Cole Springing Member, LLC, a Delaware limited liability company, as the springing member, and Michael C. Doyle and C. Anthony Shippam, as the Independent Managers.
     “Mortgage Debt Service” shall mean, with respect to any particular period of calculation, any principal and interest payments due with respect to the Mortgage Loan.
     “Mortgage Debt Service and Other Payments” shall mean the sum of (i) the Mortgage Debt Service, (ii) the payments and deposits into the Mortgage Loan Reserve Funds and (iii) all other sums due pursuant to the Mortgage Loan Documents for the applicable period of calculation.
     “Mortgage Lender” shall have the meaning set forth in the Recitals hereof.
     “Mortgage Loan” shall have the meaning set forth in the Recitals hereof.
     “Mortgage Loan Agreement” shall have the meaning set forth in the Recitals hereof.
     “Mortgage Loan Cash Management Accounts” shall mean, collectively, the Deposit Account, the Debt Service Subaccount and the Cash Management Account (as each such term is defined in the Mortgage Loan Cash Management Agreement).

     “Mortgage Loan Cash Management Agreement” shall mean the Cash Management Agreement entered into among Wells Fargo Bank, National Association, Mortgage Lender and Mortgage Borrower.
     “Mortgage Loan Cash Management Provisions” shall mean the terms and conditions of the Mortgage Loan Documents relating to cash management (including, without limitation, those relating to the Deposit Account and Deposit Account Agreement as set forth in the Mortgage Loan Cash Management Agreement).
     “Mortgage Loan Documents” shall mean the “Loan Documents” as defined in the Mortgage Loan Agreement.
     “Mortgage Loan Event of Default” shall mean an “Event of Default” under and as defined in the Mortgage Loan Agreement.
     “Mortgage Loan Reserve Funds” shall mean the “Reserve Funds” as defined in the Mortgage Loan Agreement.
     “Mortgage Note” shall have the meaning set forth in the Recitals hereto.
     “Mortgaged Property” shall mean the “Property” as defined in the Security Instrument.
     “Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (a) Mortgage Borrower’s, Lender’s and/or Mortgage Lender’s reasonable costs incurred in connection with the recovery thereof, (b) the costs incurred by Mortgage Borrower in connection with a Restoration (including any reimbursement obligations owed by Mortgage Borrower to a Tenant under a Lease) of all or any portion of the Property made in accordance with the Mortgage Loan Documents and the Loan Documents and any Net Proceeds (as defined in the Mortgage Loan Documents) permitted to be retained by Mortgage Borrower under the Mortgage Loan Documents and are used by Mortgage Borrower for Restoration of all or any portion of the Property in accordance with the Mortgage Loan Documents, (c) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender, (d) in the case of a foreclosure sale, disposition or transfer of the Property in connection with realization thereon following an Event of Default under the Mortgage Loan, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (e) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, (f) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including attorneys’ fees) of such refinancing as shall be reasonably approved by Lender, and (g) the amount of any prepayments, yield maintenance charges and/or prepayment premiums required pursuant to the Mortgage Loan Documents and/or the Loan Documents in connection with any such Liquidation Event.
     “Net Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement

     “Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.
     “New Manager” shall have the meaning set forth in Section 4.15 hereof.
     “Note” shall mean that certain Mezzanine Promissory Note of even date herewith in the principal amount of $5,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.
     “OFAC” shall have the meaning set forth in Section 3.28 hereof.
     “Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.
     “Operating Partnership” shall mean Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership.
     “Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property or any part thereof, now or hereafter levied or assessed or imposed against the Property or any part thereof.
     “Owner’s Title Policy” shall have the meaning set forth in Section 2.7(c) hereof.
     “Patriot Act” shall have the meaning set forth in Section 3.29 hereof.
     “Permitted Encumbrances” shall mean collectively, (a) the lien and security interests created by the Mortgage Loan Documents and the Loan Documents, (b) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, including, without limitation, any REA, (c) liens, if any, for Taxes imposed by any Governmental Authority or any Other Charges not yet due or delinquent, (d) the Leases existing as of the date hereof and any Leases entered into after the date hereof in accordance with Section 4.14 hereof, and, subject to the terms of the Loan Documents, any liens that the Tenants under such Leases are allowed to suffer, contest or create pursuant to the express terms of such Leases, but only to the extent and for the duration so expressly allowed, and (e) such other title and survey exceptions which do not have a Material Adverse Effect or which Lender has approved or may approve in writing in Lender’s sole discretion.
     “Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into by Borrower, Mortgage Borrower or Manager with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s or Mortgage Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s or Mortgage Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.

     “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
     “Personal Property” shall mean the “Personal Property” as defined in the Security Instrument.
     “Pledge Agreement” shall have the meaning set forth in the Recitals hereto.
     “Pledged Securities” shall have the meaning set in the Recitals hereto.
     “Policies” shall have the meaning specified in the Mortgage Loan Agreement.
     “Prime Management Agreement” shall mean that certain Property Management and Leasing Agreement by and between Mortgage Borrower and Manager, to be entered into in August, 2011, pursuant to which Manager is to provide management and other services with respect to the Property or any portion thereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.
     “Property” shall mean, individually or collectively (as the context requires), the Mortgaged Property and the Collateral.
     “Property Documents” shall mean, individually and/or collectively, as the context may require, each REA.
     “Property Document Event” shall mean any event within Borrower’s reasonable control under or with respect to any Property Document (which shall include Borrower’s obligation to enforce any of Borrower’s rights under a Property Document) which would, directly or indirectly, (i) cause a termination right, right of first refusal, right of first offer or any other similar right with respect to the Property, and/or cause any termination fees to be due by Borrower under the Property Documents or (ii) cause a Material Adverse Effect; provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, is obtained with respect to the same.
     “Provided Information” shall have the meaning set forth in Section 11.2(b) hereof.
     “Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, would be acceptable to a prudent lender of securitized commercial mortgage loans.
     “Qualified Manager” shall have the meaning set forth in the Assignment of Management Agreement.

     “Rating Agencies” shall mean each of S&P, Moody’s, Fitch, DBRS, and Realpoint, or any successor thereto, or any other nationally-recognized statistical rating agency which has been approved by Lender; provided, that, the foregoing shall only be deemed to be included within the definition of “Rating Agencies” hereunder to the extent that the same have rated (or are reasonably anticipated by Lender to rate) the Securities.
     “Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.
     “REA” shall mean, individually and/or collectively (as the context may require), each reciprocal easement, covenant, condition and restriction agreement or similar agreement affecting the Property (or any portion thereof) as more particularly described on Schedule II hereto and any future reciprocal easement or similar agreement affecting the Property (or any portion thereof) entered into in accordance with the applicable terms and conditions hereof.
     “Realpoint” shall mean Realpoint LLC.
     “Registrar” shall have the meaning set forth in Section 11.7 hereof.
     “Registration Statement” shall have the meaning set forth in Section 11.2 hereof.
     “REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan (including, without limitation, the Note).
     “Rent Loss Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.
     “Rent Roll” shall have the meaning set forth in Section 3.17 hereof.
     “Rents” shall have the meaning set forth in the Security Instrument.
     “Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.
     “Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.
     “Reserve Accounts” shall mean any reserve or escrow account established by this Agreement or the other Loan Documents (including, without limitation, the accounts into which the Substitute Reserve Funds (if any) are deposited).
     “Reserve Funds” shall mean any reserve or escrow funds established by this Agreement or the other Loan Documents (including, without limitation, the Substitute Reserve Funds).

     “Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of such Person (or of the manager, general partner or similar authorized party of such Person, as applicable) or such other similar officer of such Person reasonably acceptable to Lender and appropriately authorized by the applicable Person in a manner reasonably acceptable to Lender.
     “Restoration” shall have the meaning set forth in Section 7.2 hereof.
     “Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.
     “Restoration Threshold” shall mean an amount equal to three percent (3%) of the outstanding principal balance of the Loan.
     “Restricted Party” shall have the meaning set forth in Section 6.1 hereof.
     “Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.
     “Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.
     “Securities” shall have the meaning set forth in Section 11.1 hereof.
     “Securities Act” shall have the meaning set forth in Section 11.2 hereof.
     “Securitization” shall have the meaning set forth in Section 11.1 hereof.
     “Security Agreement” shall mean a security agreement in form and substance that would be satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral.
     “Security Instrument” shall have the meaning set forth in the Recitals hereto.
     “Servicer” shall have the meaning set forth in Section 11.4 hereof.
     “Severed Loan Documents” shall have the meaning set forth in Article 10.
     “Single Purpose Entity” shall mean an entity which satisfies all of the requirements of Section 5.1 hereof and whose structure and organizational and governing documents are otherwise in form and substance acceptable to Lender and the Rating Agencies.
     “SPE Component Entity” shall have the meaning set forth in Section 5.1(b) hereof.
     “Special Member” shall have the meaning set forth in Section 5.1(c) hereof.
     “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “State” shall mean the state in which the Property is located.

     “Substitute Cash Management Accounts” shall have the meaning set forth in Section 8.3 hereof.
     “Substitute Reserves” shall have the meaning set forth in Section 8.2 hereof.
     “Substitute Provisions” shall mean any provisions herein relating to Borrower’s obligations hereunder in connection with any Waived Provisions.
     “Survival Cap” shall have the meaning set forth in Section 12.5 hereof.
     “Taxes” shall mean all taxes, assessments, water rates, sewer rents, business improvement district or other similar assessments and other governmental impositions, now or hereafter levied or assessed or imposed against the Property or any part thereof.
     “Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement with Mortgage Borrower.
     “Title Insurance Policy” shall mean that certain ALTA mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.
     “Trigger Period” shall mean a period commencing upon the earlier of (i) the occurrence and continuance of an Event of Default and/or an “Event of Default” (as defined under the Mortgage Loan Documents) or (ii) the Anticipated Repayment Date, unless the Loan is satisfied in full on or prior to the Anticipated Repayment Date, which Trigger Period shall expire (x) with regard to any Trigger Period commenced in connection with clause (i) above, upon the cure (if applicable) of such Event of Default (provided that a Trigger Period has not occurred and is not continuing pursuant to clause (ii) above), and (y) with regard to any Trigger Period commenced in connection with clause (ii) above, upon the date on which the Loan has been paid in full.
     “True Up Payment” shall mean a payment into the applicable Reserve Account of a sum which, together with any applicable monthly deposits into the applicable Reserve Account, will be sufficient to discharge the obligations and liabilities for which such Reserve Account was established as and when reasonably appropriate. The amount of the True Up Payment shall be determined by Lender in its reasonable discretion and shall be final and binding absent manifest error.
     “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York and the State of Delaware; provided, that if, by reason of mandatory provisions of law, the validity or perfection of Lender’s security interest in the Property or any part thereof is governed by the Uniform Commercial Code or other similar law as in effect in a jurisdiction other than New York or Delaware, as applicable, the term “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code or such similar law as in effect in such other jurisdiction for purposes of the provisions hereof relating to such validity or perfection.
     “Underwritable Cash Flow” shall have the meaning set forth in the Mortgage Loan Agreement.

     “Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.
     “Updated Information” shall have the meaning set forth in Section 11.1 hereof.
     “U.S. Obligations” shall mean (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged and which are not subject to prepayment, call or early redemption, (ii) other non-callable “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended which (a) will not result in a reduction, downgrade or withdrawal of the ratings for the certificates or any class thereof issued in connection with a Securitization, (b) are then outstanding and (c) are then being generally accepted by the Rating Agencies without any reduction, downgrade or withdrawal of the ratings for the certificates or any class thereof issued in connection with a Securitization or (iii) other non-callable instruments, which (w) if a Securitization has occurred, will not cause the REMIC Trust formed pursuant to such Securitization to fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code, (x) will not result in a reduction, downgrade or withdrawal of the ratings for the certificates or any class thereof issued in connection with a certificate, (y) are then outstanding and (z) are then being generally accepted by the Rating Agencies without any reduction, downgrade or withdrawal of the ratings for the certificates or any class thereof issued in connection with a Securitization.
     “Vacancy Deduction” shall have the meaning set forth in the Mortgage Loan Agreement.
     “Waived Cash Management Accounts” shall have the meaning set forth in Section 8.3(b) hereof.
     “Waived Cash Management Provisions” shall have the meaning set forth in Section 8.3(b) hereof.
     “Waived Provisions” shall mean, collectively, the provisions of the Mortgage Loan relating to the Waived Reserve Funds and the Waived Cash Management Provisions.
     “Waived Reserve Funds” shall have the meaning set forth in Section 8.2(b) hereof.
     “Wells” shall have the meaning set forth in Section 11.2 hereof.
     “Wells Group” shall have the meaning set forth in Section 11.2 hereof.
     “Work Charge” shall have the meaning set forth in Section 4.16(a) hereof.
     SECTION 1.2 Principles of Construction.
     All references to sections, exhibits and schedules are to sections, exhibits and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2.
GENERAL TERMS
     SECTION 2.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
     SECTION 2.2 Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed. Borrower shall use the proceeds of the Loan (a) to make an equity contribution to Mortgage Borrower in order to cause Mortgage Borrower to use such amounts for any use permitted pursuant to the Mortgage Loan Agreement, (b) to pay the costs and expenses incurred in connection with the closing of the Loan and (c) to distribute the balance, if any, to Borrower’s member(s).
     SECTION 2.3 The Note and the other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement, the Security Instrument and the other Loan Documents.
     SECTION 2.4 Intentionally Omitted.
     SECTION 2.5 Interest Rate.
     (a) Generally, interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate.
     (b) Intentionally Omitted.
     (c) Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
     (d) Interest Calculation. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate calculated on an Actual/360 Basis. Borrower acknowledges that interest calculated on an Actual/360 Basis exceeds interest calculated on a 30/360 Basis and, therefore: (i) a greater portion of each monthly installment of principal (if applicable) and interest will be applied to interest using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis and (ii) the unpaid principal balance of the Loan on the Maturity Date will be greater using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis.

     (e) Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal (but not subject to any yield maintenance premium) and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
     SECTION 2.6 Loan Payments.
     (a) Payment Before Maturity. Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through the last day of the month in which the Closing Date occurs (unless the Closing Date is the first day of a calendar month, in which case no such separate payment of interest shall be due). Borrower shall make a payment to Lender of interest only in the amount of the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring in August, 2011 and on each Monthly Payment Date thereafter to and including the Maturity Date. Each payment shall be applied first to accrued and unpaid interest and the balance, if any, to principal.
     (b) [Intentionally Omitted].
     (c) Payment on Maturity. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.
     (d) Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender promptly following demand therefor an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.
     (e) Method and Place of Payment.
     (i) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 A.M., California time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
     (ii) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately succeeding Business Day.
     (iii) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
     SECTION 2.7 Prepayments.
     (a) Borrower may, provided no Event of Default has occurred and is continuing, at its option and upon not less than thirty (30) days prior revocable notice (the “Prepayment Notice”) to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt in whole or in part on any date without payment of any yield maintenance premium or other prepayment penalty. Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (such amounts, the “Interest Shortfall”). Borrower hereby agrees that in the event Borrower delivers a Prepayment Notice and fails to prepay the Loan in accordance with the Prepayment Notice and the terms of this Section 2.7 (a “Prepayment Failure”), Borrower shall indemnify Lender from and against, and shall be responsible for, all Losses (including any breakage costs) incurred by Lender with respect to any such Prepayment Failure, provided that such indemnity shall not, as to Lender, be available to the extent that such Losses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, illegal acts, bad faith or willful misconduct of such Person.
     (b) Intentionally Omitted.
     (c) Liquidation Events.
     (i) In the event of (A) any Casualty to the Property or any portion thereof, (B) any Condemnation of the Property or any portion thereof, (C) any transfer of the Property in connection with a realization thereon following a Mortgage Loan Event of Default, including, without limitation, a foreclosure sale, (D) any refinancing of the Property or the Mortgage Loan or (E) the receipt by Mortgage Borrower of any excess proceeds realized under its owner’s title insurance policy (the “Owner’s Title Policy”) after application of such proceeds by Mortgage Borrower to cure any title defect (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited directly into the Mezzanine Collateral Account. Upon such deposit, such Net Liquidation Proceeds After Debt Service shall be applied by Lender toward payment of the Debt, without yield maintenance, premium, penalty or other charge. Any amounts of Net Liquidation Proceeds After Debt Service in excess of the

Debt shall be paid to Borrower. If such deposit is made on a date other than a Monthly Payment Date, Lender shall hold the deposited funds as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly Payment Date.
     (ii) Borrower shall notify Lender of any Liquidation Event no later than three (3) Business Days following the first date on which Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of the Property on the date on which a contract of sale for such sale is entered into by or on behalf of Borrower or Mortgage Borrower, and all other contingencies, if any, contained therein have been satisfied and/or waived, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of the Property, on the date on which a commitment for such refinancing has been entered into by or on behalf of Borrower or Mortgage Borrower, and all contingencies, if any contained therein have been satisfied and/or waived. The provisions of this Section 2.7(c)(ii) shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or the Sale or Pledge of the Property set forth in this Agreement and the other Loan Documents.
     (d) Payment of Mortgage Loan. Notwithstanding anything to the contrary herein, in the event that the Mortgage Loan is paid in full or defeased at any time prior to the Maturity Date of the Loan, the Debt shall then be immediately due and payable simultaneously with the payment in full or defeasance of the Mortgage Loan.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants as of the Closing Date that:
     SECTION 3.1 Legal Status and Authority. (a) Borrower (i) is duly organized, validly existing and in good standing under the laws of its state of formation; (ii) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the Property. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Collateral pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Pledge Agreement and the other Loan Documents on Borrower’s part to be performed and the Loan is permitted under the Cole Corporate Income Trust, Inc. Investment and Borrowing Policies dated as of January 18, 2011.
     (b) Borrower has delivered to Lender true and correct copies of the Mortgage Borrower Operating Agreement and all other organizational documents for the Mortgage Borrower and Borrower, all of which are in full force and effect.
     (c) Borrower has the power and authority and the requisite ownership interests to control the actions of Mortgage Borrower and upon the realization of the Collateral under the Pledge Agreement, Lender or any other party succeeding to the Borrower’s interest in the

Collateral described in the Pledge Agreement would have such control. Without limiting the foregoing, Borrower has sufficient control over Mortgage Borrower to cause Mortgage Borrower to (i) take any action on Mortgage Borrower’s part required by the Loan Documents and (ii) refrain from taking any action prohibited by the Loan Documents.
     SECTION 3.2 Validity of Documents. (a) The execution, delivery and performance of this Agreement, the Note, the Pledge Agreement and the other Loan Documents by Borrower (and its applicable Affiliates) and the Mortgage Loan Documents by Mortgage Borrower (and its applicable Affiliates) and the borrowings evidenced by the Note, this Agreement and the other Loan Documents and the Mortgage Loan Documents (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise, required of such parties; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Property or any portion thereof, Borrower’s or Mortgage Borrower’s organizational documents, or any indenture, agreement or other instrument to which Borrower or Mortgage Borrower is a party or by which it or any of such parties’ assets or the Property is or may be bound or affected, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby, by the other Loan Documents and by the Mortgage Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of the Security Instrument in appropriate land records in the State and except for Uniform Commercial Code filings relating to the security interest created hereby and by the Pledge Agreement), (b) this Agreement, the Note, the Pledge Agreement and the other Loan Documents have been duly executed and delivered by Borrower through the undersigned authorized representative of Borrower, (c) the Mortgage Loan Documents have been duly executed and delivered by the authorized representative of Mortgage Borrower, (d) this Agreement, the Note, the Pledge Agreement and the other Loan Documents constitute the legal, valid and binding obligations of Borrower and (e) the Mortgage Loan Documents constitute the legal, valid and binding obligations of Mortgage Borrower. Neither the Loan Documents nor the Mortgage Loan Documents are subject to any right of rescission, set-off, counterclaim or defense by Borrower and/or Mortgage Borrower, including the defense of usury, nor, to Borrower’s knowledge, would the operation of any of the terms of the Loan Documents or the Mortgage Loan Documents, or the exercise of any right thereunder, render the Loan Documents or the Mortgage Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and neither Borrower nor Mortgage Borrower has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
     SECTION 3.3 Litigation. There is no action, suit or proceeding, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to Borrower’s knowledge, threatened or contemplated against Borrower, Mortgage Borrower or Guarantor or against or affecting Borrower’s or Mortgage Borrower’s interest in the Property or the Collateral or any portion thereof that has not been disclosed to Lender by Borrower in writing in connection with the closing of the Loan, is not fully covered by insurance or, if determined adversely to Borrower, would have a Material Adverse Effect.
     SECTION 3.4 Agreements. Neither Borrower nor Mortgage Borrower is a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect. Neither Borrower nor Mortgage Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Mortgage Borrower or the Property (or any portion thereof) is bound. Neither Borrower nor Mortgage Borrower has any material financial obligation under any agreement or instrument to which Borrower or Mortgage Borrower is a party or by which Borrower, Mortgage Borrower, or the Property (or any portion thereof) is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, including, without limitation, obligations under the Leases and the Management Agreement, and (b) obligations under Loan Documents or the Mortgage Loan Documents (as applicable). There is no agreement or instrument to which Borrower or Mortgage Borrower is a party or by which Borrower or Mortgage Borrower is bound that would require the subordination in right of payment of any of Borrower’s or Mortgage Borrower’s obligations under the Loan Documents or under the Mortgage Loan Documents to an obligation owed to another party.
     SECTION 3.5 Financial Condition.
     (a) Borrower is solvent, and no proceeding under Creditors Rights Laws with respect to Borrower has been initiated and Borrower has received reasonably equivalent value for the granting of the Pledge Agreement.
     (b) No petition in bankruptcy has been filed by or against Borrower, Mortgage Borrower or Guarantor in the last ten (10) years, and none of Borrower, Mortgage Borrower or Guarantor in the last ten (10) years has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.
     (c) Borrower is not contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.
     SECTION 3.6 Disclosure. To Borrower’s knowledge, Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.
     SECTION 3.7 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (d) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.

     SECTION 3.8 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.
     SECTION 3.9 Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
     SECTION 3.10 Borrower Information. Borrower’s principal place of business and its chief executive office as of the date hereof is 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016. Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower is not subject to back-up withholding taxes. Borrower’s federal tax identification number is 27-2432028. Borrower’s organizational identification number, if any assigned by the state of its incorporation or organization is 4979185.
     SECTION 3.11 Status of Property.
     (a) To Borrower’s knowledge, each of Mortgage Borrower and/or Borrower (as applicable) has obtained all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of the Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not presently subject to revocation, suspension, forfeiture or modification.
     (b) To Borrower’s knowledge, the Property and the present and contemplated use and occupancy thereof are in material compliance with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Applicable Law.
     (c) The Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service.
     (d) The Property is served by public water and sewer systems.
     (e) All public roads and streets necessary for service of and access to the Property for the current or contemplated use thereof have been completed, are serviceable and are physically and legally open for use by the public. The Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Mortgage Borrower and any subsequent owners of the Property.
     (f) The Property is free from damage caused by fire or other casualty. Except for any matters disclosed in the property condition report delivered to Lender with respect to the Property, to Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and neither Mortgage Borrower nor Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
     (g) To Borrower’s knowledge, all costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full. To Borrower’s knowledge, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under Applicable Law could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument.
     (h) Mortgage Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by the Pledge Agreement, the other Loan Documents, and the Mortgage Loan Documents.
     (i) To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in compliance with all Applicable Law.
     (j) No portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts or, if any portion of the Improvements is located within such area, Mortgage Borrower has obtained and will maintain the insurance prescribed in Section 7.1(a) of the Mortgage Loan Agreement. To Borrower’s knowledge, no part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.
     (k) Except as may be shown on the survey of the Property delivered to Lender in connection with the Loan, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land.
     (l) To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated public improvements to the Property that may result in such special or other assessments.
     SECTION 3.12 Financial Information. All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Mortgage Borrower, Guarantor and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Mortgage Borrower, Guarantor or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP (or such other basis of accounting acceptable to Lender and consistently applied) throughout the periods covered, except as disclosed therein. Except for the Permitted Encumbrances (but subject to Section 5.1(a)(vii)), neither Borrower nor Mortgage Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Mortgage Borrower or Guarantor from that set forth in said financial statements.
     SECTION 3.13 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of the access to the Property.
     SECTION 3.14 Separate Lots. The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.
     SECTION 3.15 Insurance. Borrower has obtained, or caused to be obtained, and has delivered to Lender certified copies or certificates of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower and Mortgage Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
     SECTION 3.16 Use of Property. The Property is used exclusively as an office building and other appurtenant and related uses.
     SECTION 3.17 Leases and Rent Roll. Except as disclosed in the rent roll for the Property delivered to and approved by Lender (the “Rent Roll”) and the aging report and Tenant estoppels delivered to and approved by Lender, (a) Mortgage Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) to Borrower’s knowledge, no party under any Lease is in default; (e) all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated, except pursuant to the Loan Documents; (g) none of the Rents have been collected for more than one (1) month in advance (except a security deposit shall not be deemed rent collected in advance); (h) the premises demised under the Leases have been completed (other than work described in the Fifth Amendment to Lease) and the Tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis; (i) to Borrower’s knowledge, there exist no offsets or defenses to the payment of any portion of the Rents and Mortgage Borrower has no monetary obligation to any Tenant under any Lease; (j) Mortgage Borrower has received no notice from any Tenant challenging the validity or enforceability of any Lease; (k) there are no agreements between Mortgage Borrower or Manager with the Tenants under the Leases with respect to the Property, other than as expressly set forth in each Lease; (l) the Leases are valid and enforceable against Mortgage Borrower and, to Borrower’s knowledge, the Tenants set forth therein; (m) no Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at the Property, or any other similar provision that is still in effect; (n) to Borrower’s knowledge, no person or entity has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease; (o) [Intentionally Omitted]; (p) all security deposits relating to the Leases reflected on the Rent Roll have been collected by Mortgage Borrower; (q) no brokerage commissions or finders fees are due and payable regarding any Lease; (r) each Tenant is in actual, physical occupancy of the premises demised under its Lease; and (s) no Tenant is, to Borrower’s knowledge, a debtor in any state or federal bankruptcy or insolvency proceeding.
     SECTION 3.18 Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under Applicable Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement, have been paid or will be paid, and, under current Applicable Law, the Pledge Agreement is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     SECTION 3.19 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the date hereof, no management fees under the Management Agreement are delinquent.
     SECTION 3.20 Illegal Activity/Forfeiture.
     (a) To Borrower’s knowledge, no portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.
     (b) There has not been and shall never be committed by Borrower, Mortgage Borrower or, to Borrower’s knowledge, any other person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.
     SECTION 3.21 Taxes. Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.
     SECTION 3.22 Permitted Encumbrances. To Borrower’s knowledge, none of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Pledge Agreement, the Note and the other Loan Documents, materially and adversely affects the value or marketability of the Property or the Collateral or any portion thereof, materially and adversely impairs the use or the operation of the Property or impairs Borrower’s ability to pay its obligations in a timely manner.
     SECTION 3.23 Third Party Representations. Each of the representations and the warranties made by Guarantor in the other Loan Documents (if any) are true, complete and correct in all material respects.
     SECTION 3.24 Intentionally Omitted.
     SECTION 3.25 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Law or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.
     SECTION 3.26 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
     SECTION 3.27 Fraudulent Conveyance. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).
     SECTION 3.28 Embargoed Person. To Borrower’s knowledge, as of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Operating Partnership, Mortgage Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or country which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals List maintained by OFAC) with the result that the investment in Borrower, Mortgage Borrower and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan made by Lender is in violation of Applicable Law (“Embargoed Person”); (b) unless expressly waived in writing by Lender, no Embargoed Person has any interest of any nature whatsoever in Borrower, Operating Partnership, Mortgage Borrower or Guarantor, as applicable, with the result that the investment in Borrower, Operating Partnership, Mortgage Borrower and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; and (c) to the best knowledge of Borrower, none of the funds of Borrower, Operating Partnership, Mortgage Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Operating Partnership, Mortgage Borrower and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law. With respect to parties owning direct or indirect interests in Operating Partnership or Guarantor, Lender acknowledges that Borrower has relied exclusively on its U.S. broker dealer network to implement the normal and customary investor screening practices mandated by applicable law and FINRA regulations in making the foregoing representation. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Operating Partnership, Mortgage Borrower, or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is designated as an Embargoed Person, Borrower shall immediately notify Lender in writing. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Mortgage Borrower, Guarantor, Operating Partnership or any other party to the Loan (other than Lender, any Affiliate of Lender or any party acting on behalf of Lender) is designated as an Embargoed Person.
     SECTION 3.29 Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section. Borrower hereby represents and warrants that Borrower, Operating Partnership, Mortgage Borrower and Guarantor and each and every Person that is an Affiliate of Borrower, Operating Partnership, Mortgage Borrower and/or Guarantor is: (i) in full compliance with all applicable requirements of the Patriot Act and any regulations issued thereunder; (ii) operated under policies, procedures and practices, if applicable, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iii) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (iv) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the

Patriot Act; and (v) not owned or controlled by or now acting and or will in the future act for or on behalf of any person who has been determined to be subject to the prohibitions contained in the Patriot Act. With respect to parties owning direct or indirect interests in Operating Partnership or Guarantor, Lender acknowledges that Borrower has relied exclusively on its U.S. broker-dealer network to implement the normal and customary investor screening practices mandated by Applicable Law and FINRA regulations in making the foregoing representation. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Operating Partnership, Mortgage Borrower or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Mortgage Borrower, Guarantor, Operating Partnership or any other party to the Loan (other than Lender, any Affiliate of Lender or any party acting on behalf of Lender) is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.
     SECTION 3.30 Organizational Chart. The organizational chart attached as Schedule I hereto, relating to Borrower, Mortgage Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.
     SECTION 3.31 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
     SECTION 3.32 No Breach of Fiduciary Duty. No Person that is currently an Affiliate of Borrower, has breached any fiduciary duty owed by such Person to any other Person now or previously an Affiliate of Borrower.
     SECTION 3.33 Property Document Representations. To Borrower’s knowledge, each REA is in full force and effect and neither Borrower, Mortgage Borrower, nor, to Borrower’s knowledge, any other party to any REA, is in material default thereunder, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. To Borrower’s knowledge, except as set forth on Schedule II hereof, no REA has been modified, amended or supplemented.
     SECTION 3.34 No Change in Facts or Circumstances. All information submitted by Borrower, Mortgage Borrower and Guarantor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Mortgage Borrower and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that would otherwise have a Material Adverse Effect.

     SECTION 3.35 Perfection of Accounts. Borrower hereby represents and warrants to Lender that:
     (a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts in favor of Lender, which security interest is prior to all other Liens and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents, Borrower has not sold or otherwise conveyed the Accounts; and
     (b) The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code.
     SECTION 3.36 Mortgage Loan Representations. All of the representations and warranties contained in the Mortgage Loan Documents are hereby incorporated into this Agreement and deemed made by Borrower hereunder and are true and correct as of the Closing Date and shall remain incorporated without regard to any waiver, amendment or other modification thereof by Mortgage Lender or to whether the related Mortgage Loan Document has been repaid, defeased or otherwise terminated, unless otherwise consented to in writing by Lender.
     SECTION 3.37 No Contractual Obligations. Other than the Loan Documents, the Borrower Operating Agreement and the Mortgage Borrower LLC Agreement, as of the date of this Agreement, Borrower is not subject to any Contractual Obligations and has not entered into any agreement, instrument or undertaking by which it or its assets are bound, or has incurred any indebtedness (other than the Loan).
     SECTION 3.38 Subsidiaries. Effective as of the consummation of the transactions contemplated by this Agreement, one hundred percent (100%) of the membership interests in Borrower is owned by Operating Partnership free and clear of all Liens (other than the Liens created by the Loan Documents). Borrower does not have any subsidiaries except Mortgage Borrower. Borrower does not own any equity interests other than the Pledged Securities.
     SECTION 3.39 Pledged Securities. There are no Liens on the Pledged Securities (other than the Liens created by the Loan Documents and Permitted Encumbrances).
     SECTION 3.40 No Default Under Mortgage Loan. Borrower represents that, as of the date hereof, no Mortgage Loan Event of Default has occurred and, to Borrower’s knowledge, there exists no event that with the passage of time or the giving of notice would constitute a Mortgage Loan Event of Default.
     SECTION 3.41 Intentionally Omitted.
     SECTION 3.42 Intentionally Omitted.
     SECTION 3.43 Guarantor Representations. Borrower hereby represents and warrants that, as of the date hereof and continuing thereafter for the term of the Loan, the representations and warranties set forth in Sections 3.1 through 3.8, 3.12, 3.18, 3.21, 3.23, 3.27, 3.28, 3.29, 3.32, and 3.34 above are true and correct with respect to Guarantor, as the same is applicable to Guarantor. For such purpose, wherever the term “Borrower” is used in each of the foregoing Subsections it shall be deemed to be “Guarantor,” with respect to such party.
     Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE 4.
BORROWER COVENANTS
     From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Pledge Agreement, the Note and the other Loan Documents or the earlier release of the lien of the Pledge Agreement (and all related obligations) in accordance with the terms of this Agreement, the Pledge Agreement, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
     SECTION 4.1 Existence. Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the applicable State and (c) its franchises and trade names, if any.
     SECTION 4.2 Applicable Law.
     (a) Borrower shall promptly comply and shall cause each of Mortgage Borrower and the Property to comply in all material respects with all Applicable Law affecting Borrower, Mortgage Borrower and the Property, or the use thereof, including, without limitation, all Environmental Laws and Applicable Law relating to OFAC, Embargoed Persons and the Patriot Act.
     (b) Borrower shall from time to time, upon Lender’s request, provide Lender with evidence reasonably satisfactory to Lender that each of Mortgage Borrower and the Property complies with all Applicable Law or is exempt from compliance with Applicable Law.
     (c) Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a violation of any Applicable Law and upon learning of the commencement of any proceedings or investigations which relate to compliance with Applicable Law.
     (d) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Applicable Law, the applicability of any Applicable Law to Borrower, Mortgage Borrower or the Property or any alleged violation of any Applicable Law, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower and Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law;

(iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Applicable Law determined to be valid or applicable or cure any violation of any Applicable Law; (v) such proceeding shall suspend the enforcement of the contested Applicable Law against Borrower, Mortgage Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Applicable Law, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Applicable Law at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Applicable Law is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
     Notwithstanding the foregoing provisions of this Section 4.2(d), to the extent any Lease with a Tenant remains in effect and such Tenant remains liable for the obligations under its Lease, such Tenant shall have the right to exercise any contest rights explicitly set forth in such Lease in accordance with the express terms thereof and, to the extent such rights conflict or are inconsistent with the provisions of this Section 4.2(d), the provisions set forth in such Lease shall govern and control. Borrower agrees to notify Lender in writing in the event that a Tenant under any Lease exercises its right to contest thereunder and agrees to deliver to Lender any correspondence received or delivered by Borrower pursuant to such Lease as it relates to such Tenant’s right to contest.
     SECTION 4.3 Maintenance and Use of Property. Borrower shall use commercially reasonable efforts to cause Mortgage Borrower to maintain the Property to be maintained in a good and safe condition and repair. The Improvements and the Personal Property shall not be removed, demolished or altered (except for normal replacement of the Personal Property or as otherwise permitted pursuant to Section 4.21 hereof) without the consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed. Subject to the terms and conditions of, and the rights of Tenants under the Leases, Borrower shall, promptly repair, replace or rebuild any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.13 hereof and shall complete and pay for any structure at any time in the process of construction or repair on the Land. Without the consent of Lender, not to be unreasonably withheld, conditioned or delayed, Borrower shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender, not to be unreasonably withheld, conditioned or delayed.
     SECTION 4.4 Waste. Borrower shall not, and shall use commercially reasonable efforts to cause each Tenant occupying the Property (or any portion thereof) to not, commit or suffer (or permit Mortgage Borrower to commit or suffer) any waste of the Property or make any change (or permit Mortgage Borrower to make any change) in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the

Property, or take any action (or permit Mortgage Borrower to take any action) that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Property or the security for the Loan. Borrower will not, and will not allow Mortgage Borrower to, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.
     SECTION 4.5 Taxes and Other Charges.
     (a) Borrower shall pay, or cause to be paid, all Taxes and Other Charges (as such terms are defined in the Mortgage Loan Documents) now or hereafter levied or assessed or imposed against the Property or any part thereof prior to delinquency. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than five (5) Business Days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid (provided, however, that if the Tenant under a Lease is required to pay such Taxes or Other Charges directly to the applicable Governmental Authority and Borrower timely requests and diligently pursues evidence of such payment, and further provided that no enforcement action has been commenced by the applicable Governmental Authority resulting from Tenant’s failure to pay Taxes or Other Charges, then Borrower shall have an additional thirty (30) day period to provide such evidence to Lender). Borrower shall not (and shall cause Mortgage Borrower not to) suffer any lien or charge whatsoever which may be or become a lien or charge against the Property (or any portion thereof), other than Permitted Encumbrances. Borrower shall promptly pay or cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property or the Collateral (or any portion thereof) and shall promptly pay, or cause to be paid, for all utility services provided to the Property (or any portion thereof).
     (b) After prior written notice to Lender, Borrower may permit Mortgage Borrower, at its own expense, to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither the Collateral nor the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall cause Mortgage Borrower to promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall deliver evidence to Lender that Mortgage Borrower has furnished Mortgage Lender with such security as may be reasonably required in the proceeding, or deliver to Lender evidence that Mortgage Borrower has provided such reserve deposits as may be reasonably requested by Mortgage Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (or in the event that Mortgage Lender has waived the requirement of such security or reserve deposits, Lender reserves the right to require Borrower to deliver such security or reserve deposits as shall be reasonably requested by Lender. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of the Security Instrument or the Pledge Agreement being primed by any related lien).
     Notwithstanding the foregoing provisions of this Section 4.5(b), to the extent the Lease with a Tenant remains in effect and such Tenant remains liable for the obligations under its Lease, such Tenant shall have the right to exercise any contest rights explicitly set forth in such Lease in accordance with the express terms thereof and, to the extent such rights conflict or are inconsistent with the provisions of this Section 4.5(b), the provisions set forth in such Lease shall govern and control. Borrower agrees to notify Lender in writing in the event that a Tenant under any Lease exercises its right to contest thereunder and agrees to deliver to Lender any correspondence received or delivered by Borrower pursuant to such Lease as it relates to such Tenant’s right to contest.
     SECTION 4.6 Litigation. Borrower shall give prompt written notice to Lender upon learning of any litigation or governmental proceedings pending or threatened in writing against Borrower, any Tenant, or the Property, or Mortgage Borrower which might have a Material Adverse Effect.
     SECTION 4.7 Access to Property. Subject to the terms and conditions of, and the rights of Tenants under the Leases, Borrower shall cause Mortgage Borrower to permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice. Any such inspection shall be at the expense of Lender unless an Event of Default is continuing, in which event, the cost of such inspection shall be paid by Borrower.
     SECTION 4.8 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Mortgage Borrower’s and/or Guarantor’s condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower has knowledge.
     SECTION 4.9 Cooperate in Legal Proceedings. Except with respect to any claim by Borrower against Lender, Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Pledge Agreement or the other Loan Documents and, in connection therewith, permit Lender, at Lender’s election, to participate in any such proceedings.
     SECTION 4.10 Performance by Borrower.
     (a) Borrower shall in a timely manner observe, perform and fulfill, in all material respects, each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Pledge Agreement, the Note and the other Loan Documents and any other agreement or instrument affecting or pertaining to the Collateral and any amendments, modifications of changes thereto.
     (b) Borrower shall cause Mortgage Borrower to observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Mortgage Borrower under the Mortgage Loan Documents and any other agreement or instrument affecting or pertaining to the Property and any amendments, modifications or changes thereto.
     SECTION 4.11 Awards. Subject to the Mortgage Loan Documents and the rights of Mortgage Lender thereunder and the terms and conditions of the Leases, Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable to Borrower in connection with the Property, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Lender of the actual expense of an appraisal on behalf of Borrower in case of a Casualty or Condemnation affecting the Property or any part thereof) out of such Awards or Insurance Proceeds.
     SECTION 4.12 Books and Records.
     (a) Borrower shall, and shall cause Mortgage Borrower to, keep adequate books and records of account in accordance with GAAP (or such other basis of accounting acceptable to Lender in its reasonable discretion and consistently applied), and furnish, or cause to be furnished to Lender:
     (i) quarterly (and prior to a Securitization, monthly, except for the last month of a quarter) certified rent rolls (in the form approved by Lender in connection with the closing of the Loan) and tenant sales reports (if applicable), each signed and dated by a Responsible Officer of Borrower and Mortgage Borrower, within thirty (30) days after the end of each calendar month (except for the last month of a quarter) or forty-five (45) days after the end of each calendar quarter, as applicable;
     (ii) quarterly (and prior to a Securitization, monthly, except for the last month of a quarter) operating statements of the Property, prepared and certified by a Responsible Officer of Borrower or Mortgage Borrower in the form reasonably required by Lender, detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service for the period of calculation and containing appropriate year-to-date information, within thirty (30) days after the end of each calendar month (except for the last month of a quarter) or forty-five (45) days after the end of each calendar quarter, as applicable;
     (iii) an annual balance sheet, profit and loss statement, statement of cash flow, and statement of change in financial position of Borrower and Mortgage Borrower, prepared and certified by a Responsible Officer of Borrower within ninety (90) days after the close of each fiscal year of Borrower;
     (iv) an annual operating statement of the Property certified by a Responsible Officer of Borrower in the form reasonably required by Lender, detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service for the period of calculation and containing appropriate year-to-date information, within ninety (90) days after the close of each fiscal year of Borrower;
     (v) by no later than January 15 of each calendar year, an annual operating budget for such calendar year presented on a monthly basis consistent with the annual operating statement described above for the Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements, which such budget shall not take effect until approved by Lender (each such annual budget, individually and/or collectively (as the context may require), an “Annual Budget”). Lender’s failure to approve such Annual Budget within thirty (30) days after Lender’s receipt of an Annual Budget shall be deemed to constitute Lender’s approval of such Annual Budget, provided that said written request to Lender conspicuously states in 12 point or larger bold type “PURSUANT TO SECTION 4.12(a)(v) OF THE LOAN AGREEMENT, BORROWER’S REQUEST FOR APPROVAL OF THE ANNUAL BUDGET SHALL BE DEEMED APPROVED IF LENDER DOES NOT DECLINE APPROVAL IN WRITING OR REQUEST ADDITIONAL INFORMATION IN WRITING WITHIN THIRTY (30) DAYS OF THIS LETTER.”;
     (vi) Intentionally Omitted;
     (vii) Intentionally Omitted; and
     (viii) the Officer’s Certificate required pursuant to Section 5.3 hereof.
     (b) Upon reasonable request from Lender, Borrower shall, or shall cause Mortgage Borrower to, furnish in a timely manner to Lender:
     (i) a property management report for the Property, showing deposits received from tenants and any other information requested by Lender, in reasonable detail and certified by a Responsible Officer of Borrower or Mortgage Borrower to be true and complete, but no more frequently than quarterly; and
     (ii) an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.
     (c) Within ten (10) Business Days of Lender’s request, Borrower shall furnish Lender (and shall cause Mortgage Borrower, and/or Guarantor to furnish to Lender) with such other additional financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender. Borrower shall, or shall cause Mortgage Borrower to, furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records at any reasonable time from time to time during business hours upon reasonable advance notice.

     (d) Borrower agrees that all Required Financial Items (defined below) to be delivered to Lender pursuant to this Section 4.12 shall: (i) be complete and correct in all material respects; (ii) present fairly the financial condition of the party as of the applicable date of such certification; (iii) disclose all liabilities that are required to be reflected or reserved against; and (iv) be prepared (A) in electronic formats, and if requested by Lender, also delivered in hardcopy form, and (B) in accordance with GAAP (or such other basis of accounting acceptable to Lender and (consistently applied). Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.
     (e) Borrower acknowledges the importance to Lender of the timely delivery of each of the items required by this Section 4.12 (each, a “Required Financial Item” and, collectively, the “Required Financial Items”). In the event Borrower fails to deliver to Lender any of the Required Financial Items within ten (10) Business Days after Lender’s delivery of notice to Borrower of Borrower’s failure to deliver the Required Financial Items (each such event, a “Reporting Failure”), in addition to constituting an Event of Default hereunder and without limiting Lender’s other rights and remedies with respect to the occurrence of such an Event of Default, Borrower shall pay upon demand to Lender the sum of $1,000.00 per occurrence for each Reporting Failure. It shall constitute a further Event of Default hereunder if any such payment is not received by Lender within thirty (30) days of the date on which such payment is so demanded and Lender shall be entitled to the exercise of all of its rights and remedies provided hereunder.
     SECTION 4.13 Estoppel Certificates.
     (a) After request by Lender, Borrower shall cause Mortgage Borrower, within ten (10) Business Days of such request, to furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Mortgage Note, (ii) the unpaid principal amount of the Mortgage Note, (iii) the rate of interest of the Mortgage Note, (iv) the terms of payment and maturity date of the Mortgage Note, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists under the Mortgage Loan Documents, (vii) that the Mortgage Loan Agreement, the Note, the Security Instrument and the other Mortgage Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured thereby and, if any are alleged to exist, a detailed description thereof, (ix) that, to Mortgage Borrower’s knowledge, all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to Mortgage Borrower’s knowledge after due inquiry of the Manager, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Mortgage Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instrument or the Property. It being understood that Lender shall not exercise its right pursuant to this subsection, more than two (2) times during each calendar year unless there is an Event of Default.
     (b) Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon request, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the Lease as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease. It being understood that, notwithstanding anything to the contrary in this subsection (b), (1) to the extent that a particular Lease provides for a specific form of estoppel or limits the matters to which a particular Tenant is required to certify, Lender shall accept such estoppel set forth in or contemplated by the Lease to satisfy this subsection (b) and (2) Lender shall not exercise its right, pursuant to this subsection, more than two (2) times during each calendar year unless there is an Event of Default.
     (c) In connection with the Securitization of the Loan (or any portion thereof or interest therein), at Lender’s request, Borrower shall provide an estoppel certificate to any Investor or any prospective Investor in such form, substance and detail as Lender, such Investor or prospective Investor may reasonably require.
     (d) Borrower shall use commercially reasonable efforts to deliver to Lender, upon request, estoppel certificates from each party under the Property Documents in form and substance reasonably acceptable to Lender. It being understood that, notwithstanding anything to the contrary in this subsection (d), (1) to the extent that a particular Property Document provides for a specific form of estoppel, Lender shall accept such estoppel to satisfy this subsection (d) and (2) Lender shall not exercise its right, pursuant to this subsection, more than two (2) times during each calendar year unless there is an Event of Default.
     SECTION 4.14 Leases and Rents.
     (a) All Leases and renewals of Leases (provided, however, that any renewal of existing Leases shall be subject to the terms of such Lease) executed after the date hereof shall (i) provide for rental rates reasonably comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms with unaffiliated, third parties (unless otherwise consented to by Lender), (iii) provide that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale, (iv) not contain any terms which would have a Material Adverse Effect and (v) with respect to any Major Lease, shall be subject to Lender’s prior written approval as provided herein. Borrower shall not, without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed, enter into, enter into any agreement with respect to (including, without limitation, any non-disturbance agreement), renew, extend, amend, modify, permit any assignment of, waive any provisions of, release any party to, terminate, exercise any recapture rights with respect to, reduce rents under, accept a surrender of space under, or shorten the term of, in each case, any Major Lease; provided, however, that (x) such consent shall not be required to the extent that the Major Lease provides for an extension or renewal that may be exercised in the Tenant’s discretion, and (y) Lender hereby consents to the Fifth Amendment to Lease. Lender shall execute and deliver a Subordination Non-Disturbance and Attornment Agreement on Lender’s then current standard form (or such other reasonable form requested by such Tenants and reasonably approved by Lender) to Tenants under future Major Leases approved by Lender (as set forth above) promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, as are reasonably acceptable to Lender.
     (b) Borrower (i) shall (and shall cause Mortgage Borrower to) observe and perform in all material respects, the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall (and shall cause Mortgage Borrower to) enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, provided, however, (A) Borrower shall deliver written notice of Borrower’s anticipated enforcement action with respect to any Major Lease not less than ten (10) Business Days prior to the taking of such enforcement action, and (B) Borrower shall not (and shall cause Mortgage Borrower to not) terminate or accept a surrender of a Major Lease without Lender’s prior approval, such consent not to be unreasonably withheld, conditioned or delayed; (iii) shall not (and shall cause Mortgage Borrower to not) collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not (and shall cause Mortgage Borrower to not) execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall (or shall cause Mortgage Borrower to) hold all security deposits under all Leases in accordance with Applicable Law. Upon request, Borrower shall furnish Lender with executed copies of all Leases.
     (c) Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Major Lease during the term of the Loan. Borrower further agrees to provide Lender with written notice of a Tenant “going dark” under such Tenant’s Lease within five (5) Business Days after Borrower learns that such Tenant “goes dark”.
     (d) Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Mortgage Borrower’s receipt of any termination fee or payment (“Lease Event Payment”) paid by any Tenant under any Lease in consideration of any termination, modification or amendment or settlement of any Lease or any release or discharge of any Tenant under any Lease from any obligation thereunder (a “Lease Event”). Borrower further covenants and agrees that, subject to the rights of Mortgage Lender under the Mortgage Loan Documents (i) except as provided in clause (ii) (A) below, Borrower shall cause Mortgage Borrower to hold any such Lease Event Payment in trust for the benefit of Lender and (ii) (A) in the event such Lease Event Payment is less than $50,000, such Lease Event Payment shall be payable to Mortgage Borrower or (B) in the event such Lease Event Payment equals or exceeds $50,000, such Lease Event Payment shall be placed by Mortgage Borrower in reserve with Lender, to be disbursed by Lender for tenant improvement and leasing commission costs with respect to the Property and/or for payment of the Debt (without any yield maintenance premium being due in connection therewith) or otherwise in connection with the Loan and/or the Property, as so determined by Lender, in its sole discretion.

     (e) If Borrower shall materially default in the performance or observance of any term, covenant or condition of any Lease and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under such Lease shall be kept unimpaired and free from default. If any party to any Lease shall deliver to Lender a copy of any notice of default under such Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.
     SECTION 4.15 Management Agreement.
     (a) Borrower shall (and shall cause Mortgage Borrower to) (i) diligently perform, observe and enforce all of the terms, covenants and conditions of the Management Agreement on the part of Mortgage Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Mortgage Borrower under the Management Agreement and (ii) promptly notify Lender of the giving of any notice to Mortgage Borrower of any default by Mortgage Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Mortgage Borrower to be performed and observed and deliver to Lender a true copy of each such notice. Without Lender’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, Borrower shall not permit Mortgage Borrower to surrender the Management Agreement, consent to the assignment by Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement or modify, change, supplement, alter or amend the Management Agreement, in any respect, either orally or in writing, and Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to permit Mortgage Borrower to surrender the Management Agreement or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any respect, and any such surrender of the Management Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement without the consents required pursuant to this Section 4.15(a) shall be void and of no force and effect; provided that, Borrower shall not be required to obtain Lender’s consent with respect to any non-material changes, supplements, alterations or amendments to the Management Agreement. If Mortgage Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Mortgage Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Mortgage Borrower to be performed or observed to be promptly performed or observed on behalf of Mortgage Borrower, to the end that the rights of Mortgage Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any person designated by Lender shall have, and are hereby granted, subject to the terms and conditions of, and the rights of Tenants under the Leases, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Mortgage Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall notify Lender if Manager sub-contracts to a third party or an affiliate any or all of its management responsibilities under the Management Agreement. Borrower shall (and shall cause Mortgage Borrower to), from time to time, use its commercially reasonable efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Mortgage Borrower with the terms of the Management Agreement as may be reasonably requested by Lender. Borrower shall cause Mortgage Borrower to exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and, should Borrower so fail to exercise such option, (on behalf of Mortgage Borrower) hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Mortgage Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Interest Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.
     (b) Without limitation of the foregoing, if the Management Agreement is terminated pursuant to the Assignment of Management Agreement or for any other reason, then Lender, at its option, may require Borrower to cause Mortgage Borrower to engage, in accordance with the terms and conditions set forth in the Assignment of Management Agreement, a new manager (the “New Manager”) to manage the Property, which such New Manager shall be a Qualified Manager. New Manager shall be engaged by Mortgage Borrower pursuant to a written management agreement that complies with the terms hereof and of the Assignment of Management Agreement and is otherwise satisfactory to Lender in all respects. Borrower shall (or shall cause Mortgage Borrower to) cause New Manager and Mortgage Borrower to execute an Assignment of Management Agreement in the form then used by Lender. Without limitation of the foregoing, if required by Lender, Borrower shall, as a condition precedent to Mortgage Borrower’s engagement of such New Manager, obtain a Rating Agency Confirmation with respect to such New Manager and new management agreement.
     (c) The parties hereto agree that, from and after the effective date of the Prime Management Agreement, Cole Realty Advisors, Inc. shall be an Affiliated Manager. Notwithstanding anything to the contrary set forth in Section 4.15(a) above, Mortgage Borrower may, without Lender’s consent, terminate the Management Agreement provided the Property remains managed at all times by a Qualified Manager and the provisions of Section 4.15(b) are otherwise satisfied. Further, from and after the effective date of the Prime Management Agreement, in the event that Cole Realty Advisors, Inc. is no longer an Affiliated Manager, then Borrower shall cause Mortgage Borrower and/or Guarantor to replace Manager with a Qualified Manager and otherwise satisfy the provisions of Section 4.15(b).

     SECTION 4.16 Payment for Labor and Materials.
     (a) Subject to Section 4.16(b), Borrower will promptly pay, or cause to be paid pursuant to the terms of any applicable Lease, when due all bills and costs for labor, materials, and specifically fabricated materials incurred by Mortgage Borrower in connection with the Property (any such bills and costs, a “Work Charge”) and never permit to exist in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby, by the Pledge Agreement, the other Loan Documents and the Mortgage Loan Documents, except for the Permitted Encumbrances.
     (b) After prior written notice to Lender, Borrower, at its own expense, may contest (or permit Mortgage Borrower to contest) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower, Mortgage Borrower or to the Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower and Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Law; (iii) neither the Property nor any part thereof or interest therein will be in imminent and/or present danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the Property or Borrower or Mortgage Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or cause Mortgage Borrower to furnish such security as may be reasonably requested by Mortgage Lender, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith (or in the event Mortgage Lender has waived the requirement for such security, Lender reserves the right to require Borrower to deliver such security as may be reasonably requested by Lender. Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the reasonable judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the Property (or any part thereof or interest therein) shall be in imminent and/or present danger of being sold, forfeited, terminated, cancelled or lost).
     Notwithstanding the foregoing provisions of this Section 4.16(b), to the extent the Lease with a Tenant remains in effect and such Tenant remains liable for the obligations under its Lease, such Tenant shall have the right to exercise any contest rights explicitly set forth in such Lease in accordance with the express terms thereof and, to the extent such rights conflict or are inconsistent with the provisions of this Section 4.16(b), the provisions set forth in such Lease shall govern and control. Borrower agrees to notify Lender in writing in the event that a Tenant under any Lease exercises its right to contest thereunder and agrees to deliver to Lender any correspondence received or delivered by Borrower pursuant to such Lease as it relates to such Tenant’s right to contest.
     SECTION 4.17 Performance of Other Agreements. Borrower shall (and shall cause Mortgage Borrower to) observe and perform in all material respects each and every term to be observed or performed by Borrower and/or Mortgage Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property, or given by Borrower to Lender or Mortgage Borrower to Mortgage Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto.
     SECTION 4.18 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Mortgage Borrower by any Person, except for adequate consideration and in the ordinary course of Mortgage Borrower’s business.
     SECTION 4.19 ERISA
     (a) Borrower shall not engage and shall cause Mortgage Borrower not to engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
     (b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan as requested by Lender in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:
(A)	Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(B)	Less than 25 percent of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3 101(f)(2), as modified by § 3(42) of ERISA, disregarding the value of any equity interests in Borrower held by (I) a Person (other than a benefit plan investor) who has discretionary authority or control with respect to the assets of Borrower, (II) any Person who provides investment advice for a fee (direct or indirect) with respect to the assets of Borrower, or (III) any affiliate of a Person described in the immediately preceding clause (I) or (II);

(C)	Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3 101(c) or (e) or an investment company registered under The Investment Company Act of 1940; or

(D)	The assets of Borrower are not otherwise “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. § 2510.3-101.

     SECTION 4.20 No Joint Assessment. Borrower shall not (and shall not permit Mortgage Borrower to) suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the real property portion of the Property.
     SECTION 4.21 Alterations. Lender’s prior approval shall be required in connection with any alterations to any Improvements (a) that may have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold or (c) that are structural in nature; provided, however, that with respect to items (a) and (b) above, such approval may be granted or withheld in Lender’s reasonable discretion, and with respect to item (c) above, such approval may be granted or withheld in Lender’s sole discretion. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts (the “Alteration Security”) and as additional security for Borrower’s obligations under the Loan Documents any of the following as determined by Borrower: (i) cash, (ii) U.S. Obligations, (iii) other securities acceptable to Lender, (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (iv) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold. Notwithstanding the immediately preceding sentence to the contrary, in the event a Lease permits the Tenant thereunder to perform alterations without Mortgage Borrower’s consent or approval (or if the Tenant has obtained such consent or approval from Mortgage Borrower prior to the Closing Date and Borrower has advised Lender in writing of such approval) and without any requirement to deliver any Alteration Security as required hereunder, and such Tenant maintains a long term unsecured debt rating of “BBB-” or better by S&P (or an equivalent rating by the other Rating Agencies), then such Alteration Security shall not be required hereunder. All alterations by Borrower or Mortgage Borrower to any Improvements shall be made lien-free and in a good and workmanlike manner in accordance with all Applicable Laws.
     Notwithstanding the foregoing provisions of this Section 4.21, (i) Lender hereby approves the alterations contemplated by the Fifth Amendment to Lease, provided same are completed in accordance with the terms and conditions thereof, and (ii) to the extent the Lease with a Tenant remains in effect and such Tenant remains liable for the obligations under its Lease, such Tenant shall have the right to perform any alterations explicitly set forth in such Lease (which do not require Mortgage Borrower’s consent or for which such consent was obtained from Borrower prior to the Closing Date and Borrower has advised Lender in writing of such consent) in accordance with the express terms thereof and, to the extent such rights conflict or are inconsistent with the provisions of this Section 4.21, the provisions set forth in such Lease shall govern and control.
     SECTION 4.22 REA Covenants. Borrower agrees that without the prior consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower will not (and will not permit Mortgage Borrower to) enter into any new Property Document or execute modifications to any existing Property Document if such new Property Document or such modifications will have a Material Adverse Effect. Borrower shall (and shall cause Mortgage Borrower to) enforce, shall comply with, and shall use commercially reasonable efforts to cause each of the parties to each Property Document to comply with all of the terms and conditions contained in such Property Document in all material respects.
     SECTION 4.23 Mortgage Borrower Covenants. Unless otherwise consented to in writing by Lender, Borrower shall cause Mortgage Borrower to comply with and not to breach any covenants and agreements contained in the Mortgage Loan Documents.
     SECTION 4.24 Notices. Borrower shall give notice, or cause notice to be given, to Lender promptly upon the occurrence of:
     (a) any material default or event of default under any Contractual Obligation of Borrower, or, to the knowledge of Borrower, Mortgage Borrower or Guarantor that could reasonably be expected to have a Material Adverse; and/or
     (b) a change in the business, operations, property or financial or other condition or prospects of Borrower, or, to the knowledge of Borrower, Mortgage Borrower or Guarantor which could reasonably be expected to have a Material Adverse Effect.
     SECTION 4.25 Curing. Lender shall have the right, but shall not have the obligation, to exercise Borrower’s rights, if any, under the Mortgage Borrower LLC Agreement (a) to cure a Default or Event of Default under the Mortgage Loan, and (b) to satisfy any Liens, claims or judgments against the Property (except for Liens permitted by the Loan Documents or the Mortgage Loan Documents), in the case of either (a) or (b), unless Borrower or Mortgage Borrower shall be diligently pursuing remedies to cure to Lender’s sole satisfaction. Borrower shall reimburse Lender on demand for any and all costs incurred by Lender in connection with curing any such Default or Event of Default under the Mortgage Loan or satisfying any Liens, claims or judgments against the Property (except for Liens permitted by the Loan Documents or the Mortgage Loan Documents).
     SECTION 4.26 Special Distributions.
     (a) Subject to the Mortgage Loan Documents, on each date on which amounts are required to be paid to Lender under any of the Loan Documents, Borrower shall exercise its rights under the Mortgage Borrower LLC Agreement to cause Mortgage Borrower to make to Borrower a distribution in an aggregate amount such that Lender shall receive the amount required to be paid to Lender on such date.
     (b) Any and all dividends, including capital dividends, stock or liquidating dividends, distributions of property, redemptions or other distributions made by Mortgage Borrower to Borrower on or in respect of the Pledged Securities, and any and all cash and other property received in payment of the principal of or in redemption of or in exchange for any such interests (collectively, the “Distributions”) shall become part of the Collateral.

     SECTION 4.27 Limitation on Securities Issuances. Borrower shall not issue (and Borrower shall not cause Mortgage Borrower to issue) any membership interests or other securities, other than to or at the direction of Lender and those that have been issued as of the Closing Date.
     SECTION 4.28 Limitations on Distributions. Following the occurrence and during the continuance of an Event of Default, Borrower shall not make any distributions to its members.
     SECTION 4.29 Other Limitations. Prior to the payment in full of the Debt, Borrower shall not, and shall not permit Mortgage Borrower to, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion), give its consent or approval to any of the following actions or items:
     (a) except as permitted by the Loan Documents or Mortgage Loan Documents (i) any refinance of the Mortgage Loan without the refinancing of the Loan, (ii) any prepayment or defeasance in full of the Mortgage Loan without the prepayment of the Loan, (iii) any Sale or Pledge of the Property or the Collateral or any portion thereof or any interest therein, or (iv) any action in connection with or in furtherance of the foregoing;
     (b) any material modification, amendment, restatement, supplement or termination of the Owner’s Title Policy and Borrower shall not (and shall not permit Mortgage Borrower and/or any of its Affiliates to) take any actions or fail to take any actions, in each case, which would invalidate or otherwise materially impair the coverage provided under the Owner’s Title Policy;
     (c) creating, incurring, assuming or suffering to exist any additional liens on any portion of the Property (other than Permitted Encumbrances);
     (d) the distribution to the partners, members or shareholders of Mortgage Borrower of property other than cash;
     (e) any modification, amendment, consolidation, spread, restatement, waiver or termination of any of the Mortgage Loan Documents;
     (f) except as set forth in an approved Annual Budget or otherwise permitted hereunder or under the Mortgage Loan Documents or under the Leases, any improvement, demolition, renovation or refurbishment of all or any part of the Property;
     (g) any material change in the method of conduct of the business of Borrower or any of its subsidiaries;
     (h) except as required or permitted by the Mortgage Loan Documents, any determination to restore the Property after a Casualty or Condemnation.
     Without limiting the generality of the foregoing, Borrower shall cause Mortgage Borrower to provide Lender with a copy of any amendment, waiver, supplement, termination or other modification to the Mortgage Loan Documents promptly after the execution thereof.

     Borrower shall cause Mortgage Borrower to comply with all obligations with which Mortgage Borrower has covenanted to comply under the Mortgage Loan Agreement and the other Mortgage Loan Documents whether or not the related Mortgage Loan has been repaid, totally defeased or otherwise terminated or satisfied, unless consented to in writing by Lender.
     SECTION 4.30 Contractual Obligations. Other than the Loan Documents, the Borrower Operating Agreement (and the initial membership interests in Borrower issued pursuant thereto), the Mortgage Loan Documents and the Mortgage Borrower LLC Agreement, neither Borrower nor any of its assets shall be subject to any Contractual Obligations, and Borrower shall not enter into any agreement, instrument or undertaking by which it or its assets are bound, except for such liabilities, not material in the aggregate, that are incidental to its activities as a limited partner or regular member, as applicable, of Mortgage Borrower.
ARTICLE 5.
ENTITY COVENANTS
     SECTION 5.1 Single Purpose Entity/Separateness.
     (a) Borrower has not, shall not, and shall not permit Mortgage Borrower to:
     (i) with respect to (x) Borrower, engage in any business or activity other than the ownership of the Pledged Securities and the Collateral and any activities incidental thereto and (y) Mortgage Borrower, engage in any business or activity other than the acquisition, ownership, improvement, operation, management, leasing and maintenance of the Property, and activities incidental thereto;
     (ii) with respect to (x) Borrower, acquire any assets other than (A) the Pledged Securities and the Collateral, (B) such incidental Personal Property as may be necessary for the ownership of the Pledged Securities and the Collateral and (C) cash and U.S. Obligations, and (y) Mortgage Borrower, acquire or own any assets other than (A) the Mortgaged Property, (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property, and (C) cash and U.S. Obligations;
     (iii) merge into or consolidate with any Person, or, to the fullest extent permitted by applicable law, dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
     (iv) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Applicable Law of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;
     (v) own any subsidiary, or make any investment in, any Person (other than , in each case, Mortgage Borrower);
     (vi) commingle its assets with the assets of any other Person;

     (vii) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (x) with respect to Borrower, the Debt and (y) with respect to Mortgage Borrower, (A) the Debt (as defined in the Mortgage Loan Agreement), (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, (C) Indebtedness associated with Permitted Encumbrances, and/or (D) Permitted Equipment Leases; provided however, the aggregate amount of the indebtedness described in (C) and (D) shall not exceed at any time two percent (2%) of the outstanding principal amount of the Debt (as defined in the Mortgage Loan Agreement). No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Collateral;
     (viii) fail to maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and any constituent party. Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s and Mortgage Borrower’s assets may be included in a consolidated financial statement of its affiliates provided that such assets shall be listed on Borrower’s and Mortgage Borrower’s own separate balance sheet (as applicable). Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;
     (ix) enter into any contract or agreement with any general partner, member, shareholder, principal or affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;
     (x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
     (xi) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, other than with respect to any asset pledges that have been released on or prior to the date hereof;
     (xii) make any loans or advances to any Person;
     (xiii) fail to file its own tax returns (to the extent that Borrower is required to file its own tax returns under Applicable Law);
     (xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;
     (xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so;

     (xvi) without the unanimous written consent of all of its partners or members, as applicable, and the consent of each Independent Director (regardless of whether such Independent Director is engaged at the Borrower or SPE Component Entity level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;
     (xvii) fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate, invoices and checks;
     (xviii) fail to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Property to do so); or
     (xix) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable.
     (b) If Borrower is a limited partnership or a limited liability company (other than an Acceptable Delaware LLC), each general partner or managing member (each, an “SPE Component Entity”) shall be a corporation or an Acceptable Delaware LLC (I) whose sole asset is its interest in Borrower; (II) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in Borrower; (III) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) separate and apart from debt of Borrower solely in its capacity as general partner of Borrower; and (IV) which has and will at all times own at least a 0.5% direct equity ownership interest in Borrower (or a 0.1% direct equity ownership interest if Borrower is a Delaware limited partnership). Each such SPE Component Entity will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Article 5 (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPE Component Entity. Upon the withdrawal or the disassociation of an SPE Component Entity from Borrower, Borrower shall immediately appoint a new SPE Component Entity whose articles of incorporation or organization are substantially similar to those of such SPE Component Entity.
     (c) In the event Borrower or the SPE Component Entity is an Acceptable Delaware LLC, the limited liability company agreement of Borrower or the SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or the SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or the SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or the SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or the SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any Person acting as a springing member of Borrower or the SPE Component

Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or the SPE Component Entity (as applicable) automatically be admitted to Borrower or the SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or the SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or the SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or the SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least one (1) Independent Director of the SPE Component Entity or Borrower (as applicable) in accordance with Section 5.2 below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or the SPE Component Entity (as applicable) upon the admission to Borrower or the SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or the SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or the SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or the SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower or the SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or the SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or the SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or the SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or the SPE Component Entity (as applicable). In order to implement the admission to Borrower or the SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or the SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or the SPE Component Entity (as applicable).
     (d) The LLC Agreement shall further provide that, (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or the SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or the SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or the SPE Component Entity (as applicable) shall continue without dissolution, and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or the SPE Component

Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable).
     SECTION 5.2 Independent Director.
     (a) The organizational documents of Borrower (to the extent Borrower is a corporation or an Acceptable Delaware LLC) or the SPE Component Entity, as applicable, shall provide that at all times there shall be at least one duly appointed independent directors of such entity (each, an “Independent Director”) reasonably satisfactory to Lender who each shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, either (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member or employee of, Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates (other than in its capacity as an Independent Director), (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, or (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person and (II) be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider.
     (b) The organizational documents of Borrower or the SPE Component Entity (as applicable) shall further provide that the (I) the board of directors or managers of Borrower or the SPE Component Entity as applicable, and the constituent members of such entities (the “Constituent Members”) shall not take any action which, under the terms of any organizational documents of Borrower or the SPE Component Entity as applicable requires the unanimous vote of (1) the board of directors or managers of Borrower or the SPE Component Entity as applicable, or (2) the Constituent Members, unless at the time of such action there shall be at least one Independent Director engaged as provided by the terms hereof; (II) to the fullest extent permitted by applicable law, any resignation, removal or replacement of any Independent Director shall not be effective without two (2) Business Days prior written notice to Lender accompanied by evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents; (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of the Constituent Members and Borrower and any SPE Component Entity (including Borrower’s and any SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and any SPE Component Entity (including Borrower’s and any SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent

Members), (y) the interests of other affiliates of the Constituent Members, Borrower and SPE Component Entity and (z) the interests of any group of affiliates of which the Constituent Members, Borrower or SPE Component Entity is a part); (IV) other than as provided in subsection (III) above, the Independent Director shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, any SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct or any act or omission by Independent Director constituted a bad faith violation of the implied contractual covenant of good faith and fair dealing.
     SECTION 5.3 Compliance Certificate. Not later than ninety (90) days after and as of the end of each fiscal year and at any other time upon request from Lender, Borrower shall provide an Officer’s Certificate certifying as to Borrower’s continued compliance with the terms of this Article 5. Additionally, Borrower shall provide Lender with such other evidence of Borrower’s compliance with this Article 5, as Lender may reasonably request from time to time.
     SECTION 5.4 Change of Name, Identity or Structure. Except as expressly permitted pursuant to Section 6.3 hereof, Borrower shall not change (or permit to be changed) Borrower’s, Mortgage Borrower’s or the SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) state in which its principal place of business is located as set forth on the first page of this Agreement or, (d) if not an individual, Borrower’s or the SPE Component Entity’s corporate, partnership or other structure, without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or the SPE Component Entity’s structure, without first obtaining the prior written consent of Lender such consent not to be unreasonably withheld, conditioned or delayed. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower or the SPE Component Entity intends to operate the Property, and representing and warranting that Borrower or the SPE Component Entity does business under no other trade name with respect to the Property.
     SECTION 5.5 Business and Operations.
     (a) Borrower will qualify to do business and will remain in good standing under the laws of the State as and to the extent the same are required for the ownership and maintenance of the Pledged Securities and Collateral. Borrower shall not enter into any line of business other than the ownership of the Pledged Securities and the Collateral and any activities incidental thereto, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business without the prior written consent of Lender.

     (b) Borrower will cause Mortgage Borrower to qualify to do business and to remain in good standing under the laws of the State as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall not permit Mortgage Borrower to enter into any line of business other than the ownership of the Property and related activities permitted under Section 5.1(a)(i)(x) or the Mortgage Borrower LLC Agreement or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.
ARTICLE 6.
NO SALE OR ENCUMBRANCE
     SECTION 6.1 Transfer Definitions. For purposes of this Article 6, “Restricted Party” shall mean Borrower, Mortgage Borrower, Guarantor, any SPE Component Entity and Operating Partnership; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest (other than Permitted Encumbrances).
     SECTION 6.2 No Sale/Encumbrance.
     (a) Without the prior written consent of Lender, Borrower shall not cause or permit (i) a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein, (ii) a Sale or Pledge of an interest in any Restricted Party or (iii) any change in Control of Borrower, Operating Partnership or Mortgage Borrower, Guarantor, or any change in control of the day-to-day operations of the Property, other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 4.14 (collectively, a “Prohibited Transfer”).
     (b) A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower or Mortgage Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Mortgage Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s right, title and interest in and to (A) any Leases or any Rents or (B) the Property Documents; (iii) any action instituted by (or at the behest of) Borrower, Mortgage Borrower or their respective affiliates or consented to or acquiesced in by Borrower, Mortgage Borrower or their respective affiliates which results in a Property Document Event; (iv) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions (other than in connection with any secondary offering of shares in Guarantor in accordance with Section 6.3 below); (v) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests, except as set forth in this Article 6; (vi) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vii) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (viii) any Sale or Pledge which causes Borrower to no longer own 100% of the legal and/or beneficial ownership interest in Mortgage Borrower; (ix) any Sale or Pledge which causes Operating Partnership to no longer own 100% of the legal and/or beneficial ownership interest in Borrower; and (x) any Sale or Pledge which causes Guarantor to no longer (1) own at least 99.9% of the legal and/or beneficial ownership interest in Operating Partnership, except as set forth in this Article 6, (2) Control Borrower and (3) Control the day-to-day operation of the Property.
     (c) Notwithstanding the restrictions contained in Sections 6.1 and 6.2 hereof or in Article 5 of the Security Instrument, (i) the Sale or Pledge of an interest in Mortgage Borrower pursuant to the Pledge Agreement shall not be (and shall not be deemed to be) a Prohibited Transfer and shall be permitted without Lender’s consent, and (ii) the foreclosure by Lender of the interests pledged under the Pledge Agreement, subject in all respects to the Mezzanine Intercreditor Agreement, shall not be (and shall not be deemed to be) a Prohibited Transfer and shall be permitted without Lender’s consent.
     SECTION 6.3 Permitted Transfers of Equity Interests. (a) For the avoidance of doubt and notwithstanding the restrictions contained in Section 6.1 and 6.2 hereof or in Article 5 of the Security Instrument, the following transfers shall not be Prohibited Transfers and shall be permitted without Lender’s consent: the sale, transfer or issuance of shares in Guarantor to third party investors (each, a “Cole Investor”) through licensed U.S. broker-dealers in accordance with Applicable Law or the subsequent Sale or Pledge (for estate planning purposes or otherwise) of such shares by any such respective or individual Cole Investor to such other third parties (provided no Person, together with any Affiliates of such Person, owns or holds a security interest in, or pledge of, more than forty-nine percent (49%) of the legal and/or beneficial interests in Guarantor); provided, however, with respect to such transfers:
     (i) no such transfers shall result in a change in Control of Guarantor;
     (ii) after giving effect to such transfers, (A) Guarantor shall own at least a fifty-one percent (51%) direct or indirect legal and beneficial ownership interest in Borrower, any SPE Component Entity and Operating Partnership; (B) Guarantor shall Control each Borrower, any SPE Component Entity and Operating Partnership; and (C) Guarantor shall control the day-to-day operation of the Property; and
     (iii) the Property shall continue to be managed by Affiliated Manager or a Qualified Manager in accordance with Section 4.15 hereof.
     (b) For the avoidance of doubt and notwithstanding the restrictions contained in Section 6.1 and 6.2 hereof or in Article 5 of the Security Instrument, the following transfers shall not be Prohibited Transfers and shall be permitted without Lender’s consent: (1) the transfer (but not the pledge), in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests, non-managing membership interests or shares (as the case may be) in Operating Partnership, Borrower, any SPE Component Entity or Guarantor, and (2) the issuance of limited partnership interests in Operating Partnership in connection with the purchase by Operating Partnership of additional assets (i.e., an UPREIT transaction); provided, however, with respect to such transfers:
     (i) Lender shall receive not less than thirty (30) days prior written notice of such transfers;
     (ii) no such transfers shall result in a change in Control of Guarantor;
     (iii) after giving effect to such transfers, (A) Guarantor shall own at least a fifty-one percent (51%) direct or indirect legal and beneficial ownership interest in Borrower, any SPE Component Entity and Operating Partnership; (B) Guarantor shall Control each Borrower, any SPE Component Entity and Operating Partnership; and (C) Guarantor shall control the day-to-day operation of the Property;
     (iv) the Property shall continue to be managed by Affiliated Manager or a Qualified Manager in accordance with Section 4.15 hereof;
     (v) in the case of the transfer of any direct equity ownership interests in any Borrower, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof;
     (vi) such transfers shall be conditioned upon Borrower’s and Guarantor’s ability to, after giving effect to the equity transfer in question, (A) remake the representations contained herein relating to ERISA matters, the Patriot Act, OFAC and matters concerning Embargoed Persons (and, upon Lender’s request, Borrower and Guarantor shall deliver to Lender (1) an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer, and (2) searches, acceptable to Lender, for any entity or individual owning, directly or indirectly, 20% or more of the interests in the Borrower as a result of such transfer), and (B) continue to comply with the covenants contained herein relating to ERISA matters, the Patriot Act, OFAC and matters concerning Embargoed Persons;
     (vii) intentionally omitted; and
     (viii) such transfers shall not trigger any right of first refusal, option to purchase or default under the Property Documents.
     SECTION 6.4 Permitted Collateral Transfers (Assumptions). Notwithstanding the foregoing provisions of this Article 6, at any time other than the sixty (60) days prior to and following any Secondary Market Transaction, Lender shall not unreasonably withhold consent to the two (2) time transfer of the Collateral in its entirety to, and the related assumptions of the Loan by, any Person (a “Transferee”) provided that, with respect to each such transfer, each of the following terms and conditions are satisfied:

     (a) no Event of Default has occurred and is continuing;
     (b) Borrower shall have delivered written notice to Lender of the terms of such prospective transfer not less than sixty (60) days before the date on which such transfer is scheduled to close and, concurrently therewith or promptly thereafter, all such information concerning the proposed Transferee as Lender shall reasonably require. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Property, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;
     (c) Borrower shall have paid to Lender, concurrently with the closing of such prospective transfer, (i) a non-refundable assumption fee in an amount equal to the greater of (y) one percent (1%) of the then outstanding principal balance of the Loan or (z) $15,000, (ii) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (iii) all reasonable fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith;
     (d) Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article 13 hereof and, prior to or concurrently with the closing of such transfer, Transferee, and its constituent partners, members, shareholders, affiliates or sponsors as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption (including, without limitation, a replacement Pledge Agreement and new ownership certificates evidencing Transferee’s ownership in Mortgage Loan Transferee (defined below) and an Affiliate of Transferee reasonably acceptable to Lender shall execute a recourse guaranty and an environmental indemnity in form and substance identical to the Guaranty and Environmental Indemnity, respectively, with such changes to each of the foregoing as may be reasonably required by Lender);
     (e) Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by Applicable Law, and shall execute any additional documents reasonably requested by Lender;
     (f) Borrower shall have delivered to Lender, without any cost or expense to Lender, a new or revised (i) UCC insurance policy and (ii) owner’s title insurance policy and related mezzanine endorsement, in each case in form and substance satisfactory to Lender;

     (g) Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s and Mortgage Loan Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and, in the event that Transferee is not an Acceptable Delaware LLC, such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 5 hereof. Mortgage Loan Transferee’s organizational documents shall contain such terms and provisions as may be required by Lender and shall otherwise be acceptable to Lender in form and substance;
     (h) Unless Mortgage Loan Transferee will, with Lender’s consent, self-manage the Properties, Transferee shall cause Mortgage Loan Transferee to assume the obligations of Mortgage Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of the Assignment of Management Agreement and Section 4.15 hereof and assign to Lender as additional security such new management agreement;
     (i) Transferee shall furnish to Lender an opinion of counsel satisfactory to Lender and its counsel (A) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (B) that Transferee, Mortgage Loan Transferee and any entity which is a controlling stockholder, member or general partner of Transferee and/or Mortgage Loan Transferee, have been duly organized, and are in existence and good standing, (C) that the transfer will not constitute a “significant modification” of the Loan under Section 1001 of the IRS Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust and (D) with respect to such other matters as Lender may reasonably request (including, without limitation, as to Lender’s perfected security interest in the Collateral);
     (j) if required by Lender, Lender shall have received a Rating Agency Confirmation with respect to such transfer;
     (k) if required by Lender and subject to the requirements of the Mortgage Loan Documents, Transferee shall deposit with Lender such new or increased Reserve Funds as Lender may require, including, without limitation, new or increased Reserve Funds for taxes, insurance, tenant improvements and leasing commissions, capital expenditures and immediate repairs, and the amendment of the Loan Documents to require the Transferee to make monthly deposits of such new or increased Reserve Funds for such purposes thereafter;
     (l) Lender shall have received evidence reasonably acceptable to Lender that a Property Document Event will not occur as a result of the proposed transfer;
     (m) Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the applicable terms and conditions of this Section 6.4; and

     (n) Transferee shall furnish evidence reasonably acceptable to Lender that (A) Transferee’s 100% owned and Controlled direct subsidiary (such Person, the “Mortgage Loan Transferee”) will acquire the Mortgaged Property concurrently with the assumption contemplated in this Section 6.4 (the “Mezzanine Loan Assumption”), (B) Mortgage Loan Transferee will assume the Mortgage Loan concurrently with the Mezzanine Loan Assumption in accordance with the applicable terms and conditions of the Mortgage Loan Documents (the “Mortgage Loan Assumption”), (C) each of the Mortgage Loan Assumption and the Mezzanine Loan Assumption are permitted under the terms and conditions of the Mortgage Loan Documents and said terms and conditions have been satisfied (which such evidence shall include, without limitation, copies of all deliveries made to Mortgage Lender and the Rating Agencies in connection therewith), and (D) the Mortgage Loan Assumption shall have occurred in accordance with the Mortgage Loan Documents concurrently with the Mezzanine Loan Assumption.
     Notwithstanding the foregoing or anything herein to the contrary, Borrower may not exercise its rights pursuant to this Section 6.4 during the period that commences on the date that is sixty (60) days prior to the date of any intended Securitization of the Loan and ending on the date that is sixty (60) days after the date of such Securitization of the Loan.
     SECTION 6.5 Lender’s Rights. Except in connection with a transfer under Section 6.4 (for which the provisions of Section 6.4 shall control), Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and an assumption of this Agreement and the other Loan Documents as so modified, (b) payment of a transfer fee of 1% of the outstanding principal balance of the Loan and all of Lender’s reasonable expenses incurred in connection with such Prohibited Transfer, (c) to the extent required by Lender, receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, and/or (e) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All reasonable expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.
ARTICLE 7.
INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
     SECTION 7.1 Insurance.
     (a) Borrower shall cause Mortgage Borrower to obtain and maintain, or cause to be obtained and maintained, at all times, the insurance for Mortgage Borrower and the Property required under Article VII of the Mortgage Loan Agreement, including, without limitation, meeting all insurer requirements thereunder. In addition, Borrower shall cause Lender to be named as an additional insured on the liability portion of the Policies and as loss payee for all property insurance, as applicable, under each of the Policies described in Article VII of the Mortgage Loan Agreement, subject in all respects to the interests of Mortgage Lender. Borrower shall also cause all insurance policies required under this Section 7.1 to provide for at least thirty (30) days prior notice to Lender in the event of policy cancellation. Borrower shall provide Lender with evidence of all such insurance required hereunder on or before the date on which Mortgage Borrower is required to provide such evidence to Mortgage Lender. Borrower shall not permit Mortgage Borrower to amend or modify the provisions of Article VII of the Mortgage Loan Agreement, as the same exist on the date hereof, without the prior written consent of Lender. In furtherance of the foregoing, it is agreed that if Mortgage Lender and Lender are not the same Person or Affiliates and Mortgage Lender shall waive the requirement for Mortgage Borrower to provide or maintain any of the Policies or types of coverage set forth in Article VII of the Mortgage Loan Agreement, such waiver shall not be binding on Lender and Lender shall have the right to demand, and Borrower shall cause Mortgage Borrower to provide and maintain all of the Policies or types of coverage set forth in Article VII of the Mortgage Loan Agreement, as the same exist on the date hereof, notwithstanding such waiver by Mortgage Lender.
     (b) Borrower shall provide, or cause Mortgage Borrower to provide, simultaneously with delivery to Mortgage Lender, copies of any Policies required to be delivered to Mortgage Lender together with evidence satisfactory to Lender of payment of the premiums due thereunder, and any other notices or information required or permitted to be provided to Mortgage Lender pursuant to Article VII of the Mortgage Loan Agreement. If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, after five (5) Business Days prior notice to Borrower (unless Lender has a reasonable belief that one or more of the Policies is not in full force and effect or will expire in less than five (5) Business Days), to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Pledge Agreement and shall bear interest at the Default Rate.
     (c) Subject to applicable law and the prior rights of Mortgage Lender under the Mortgage Loan, Borrower shall cause Lender to (i) receive such protections and benefits afforded Mortgage Lender under the applicable terms and conditions of the Mortgage Loan Agreement relating to the Policies as may be designated by Lender and (ii) be entitled to such notice and consent rights afforded Mortgage Lender under the applicable terms and conditions of the Mortgage Loan Agreement relating to the Policies as may be designated by Lender.
     (d) Notwithstanding the foregoing, all rights of Lender under this Article VII are subject and subordinate to the rights of Mortgage Lender under Article VII of the Mortgage Loan Agreement. If the Mortgage Loan is satisfied or, if Mortgage Lender and Lender are not the same Person or Affiliates at such time that Mortgage Lender waives any obligations of Mortgage Borrower to deliver any Policy pursuant to Article VII of the Mortgage Loan Agreement, Borrower agrees to amend this Agreement to include provisions substantially similar to Article VII of the Mortgage Loan Agreement.

     SECTION 7.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender (provided that such notice shall not be required if the estimated cost to restore are less than $100,000.00) and shall cause Mortgage Borrower to promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with the terms of the Mortgage Loan Documents and Section 7.4 thereof. Borrower shall pay, or cause to be paid, all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.
     SECTION 7.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property (or any portion thereof) of which Borrower has actual knowledge and shall cause Mortgage Borrower to deliver to Lender copies of any and all papers served in connection with such proceedings. Subject to the rights of Mortgage Lender under the Mortgage Loan Agreement, Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, cause Mortgage Borrower to diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of reasonable expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion (but less than all) of the Property is taken by a condemning authority, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 7.4 of the Mortgage Loan Agreement. If the Property (or any portion thereof) is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, but subject to the rights of Mortgage Lender under the Mortgage Loan Documents, to receive the Award, or a portion thereof sufficient to pay the Debt.
     SECTION 7.4 Restoration.
     Subject to the rights of Mortgage Lender under the Mortgage Loan Documents and only to the extent the Mortgage Loan is not outstanding and has been paid in full, the following provisions shall apply in connection any Restoration of the Property (other than Section 7.4(b)(iii) below which shall apply both prior to and after the repayment of the Mortgage Loan):
     (a) If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower or Mortgage Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
     (b) If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.
     (i) The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:
(A)	no Event of Default shall have occurred and be continuing;

(B)	(1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) the fair market value of the Property as reasonably determined by Lender, and (ii) the rentable area of the Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than fifteen percent (15%) of each of (i) the fair market value of the Property as reasonably determined by Lender and (ii) the rentable area of the Property is taken, such land is located along the perimeter or periphery of the Property, no material portion of the Improvements is located on such land and such taking does not materially impair the existing access to the Property;

(C)	Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all Tenants under Major Leases shall continue to operate their respective space at the Property after the completion of the Restoration;

(D)	Borrower shall cause Mortgage Borrower to commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, including, without limitation, all applicable Environmental Laws;

(E)	Lender shall be satisfied that any operating deficits which will be incurred with respect to the Property as a result of the occurrence of any such

Casualty or Condemnation will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Mortgage Borrower or Borrower;
(F)	Lender shall be satisfied that, upon the completion of the Restoration, the Underwritable Cash Flow of the Property will be sufficient to cover all carrying costs and operating expenses of the Property;

(G)	Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) of the Mortgage Loan Agreement, or (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or Condemnation;

(H)	Borrower shall execute and deliver to Lender a completion guaranty in form and substance satisfactory to Lender and its counsel pursuant to the provisions of which Borrower shall guaranty to Lender the lien-free completion by Borrower of the Restoration in accordance with the provisions of this Subsection 7.4(b);

(I)	the Property and the use thereof after the Restoration will be in material compliance with and permitted under the Property Documents and all Applicable Law;

(J)	the Property Documents will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable Casualty, Condemnation and/or Restoration; and

(K)	the Restoration shall be done and completed in a reasonably expeditious and diligent fashion and in material compliance with the Property Documents and all Applicable Law.
     (ii) The Net Proceeds shall be held by Lender in an interest-bearing account (bearing interest at a rate established by Lender, which may or may not be the highest rate then available) and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Pledge Agreement, the Note and the other Loan Documents. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of

Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
     (iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”), such acceptance not to be unreasonably withheld, conditioned or delayed. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Lender and the Casualty Consultant, such acceptance not to be unreasonably withheld, conditioned or delayed. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s reasonable fees, shall be paid by Mortgage Borrower or Borrower. Mortgage Borrower shall have the right to settle all claims under the Policies (subject to Lender’s approval of the final settlement, which approval shall not be unreasonably withheld, conditioned or delayed), provided that (a) no Event of Default exists, (b) Mortgage Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim. If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.
     (iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. The term “Restoration Retainage” as used in this Subsection 7.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Mortgage Borrower for work in place in completing the last 50% of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Subsection 7.4(b), be less than the amount actually held back by Mortgage Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Subsection 7.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
     (v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
     (vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall (or shall cause Mortgage Borrower to) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Pledge Agreement, the Note and the other Loan Documents.
     (vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower within ten (10) Business Days thereafter, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Pledge Agreement, the Note or any of the other Loan Documents.
     (c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Subsection 7.4(b)(vii) shall be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper. If Lender shall receive and retain Net Proceeds, the lien of the Pledge Agreement shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.
     (d) Notwithstanding the foregoing provisions of this Section 7.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Property following a Condemnation or, if applicable, a Casualty, the Loan-to-Value Ratio of the remaining portion of the Property is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust), the principal balance of the Loan must be paid down by Borrower by the least of the following amounts, unless the Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of lien: (i) the Net Proceeds, (ii) the fair market value of the released portion of the Property at the time of the release, or (iii) an amount such that the Loan-to-Value Ratio of the Loan (as so determined by Lender) does not increase after the release. Unless Lender determines, in its sole discretion, that applicable REMIC requirements or regulations require a different valuation method, Lender shall determine the Loan-to-Value Ratio of the remaining portion of the Property by capitalizing net operating income for the Property for such period using a capitalization rate or range of capitalization rates, in its sole discretion, that Lender has no reason to believe is incorrect.
     (e) Notwithstanding the foregoing provisions of this Article 7, to the extent any Lease remains in effect and the Tenant thereunder remains liable for the obligations under such Lease, the restoration of the Property and disposition of any amounts, awards or payments payable with respect to any Casualty or Condemnation relating to the Property shall be governed by the applicable Lease. Borrower agrees to notify Lender in writing in the event that a Tenant under any Lease exercises any right relating to any Casualty or Condemnation thereunder and agrees to deliver to Lender any correspondence received or delivered by Borrower pursuant to such Lease as it relates to any Casualty or Condemnation.
ARTICLE 8.
MEZZANINE COLLATERAL ACCOUNT, RESEVRE FUNDS,
AND CASH MANAGEMENT
     SECTION 8.1 Mezzanine Collateral Account. As of the date hereof, pursuant to the Mortgage Loan Cash Management Agreement and the Deposit Account Control Agreement (as defined in the Cash Management Agreement), Borrower shall establish with Mortgage Lender or Servicer an account (the “Mezzanine Collateral Account”) into which all payments made on account of the Debt hereunder and under the other Loan Documents are to be deposited. Payments by Borrower into the Mezzanine Collateral Account shall be deemed payments to Lender for all purposes hereof. The funds on deposit in the Mezzanine Collateral Account shall be referred to herein as the “Mezzanine Collateral Funds”. The Mezzanine Collateral Funds shall be applied to the Debt in such order and priority as Lender shall determine in its sole discretion. The insufficiency of funds on deposit in the Mezzanine Collateral Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever. Borrower agrees that Lender may give written direction to Mortgage Lender pursuant to the Mortgage Loan Cash Management Provisions to pay any sums due and owing under the Loan Documents into the Mezzanine Collateral Account.
     SECTION 8.2 Reserve Funds.
     (a) Borrower shall cause Mortgage Borrower to deposit and maintain each of the Mortgage Loan Reserve Funds as required under the Mortgage Loan Documents and to perform and comply with all the terms and provisions relating thereto. If requested by Lender (which such request shall be made no more frequently than twice per calendar year (unless during a Trigger Period or in connection with a Secondary Market Transaction)), Borrower will promptly provide evidence reasonably acceptable to Lender of compliance with the foregoing. Borrower grants to Lender a security interest in Borrower’s interest, if any, in each of the Mortgage Loan Reserve Funds, if any, subject to the prior rights of Mortgage Lender as additional security for payment of the Debt to the extent Borrower has an interest in same. Subject to the prior rights of Mortgage Lender in the Mortgage Loan Reserve Funds, if any, until expended or applied in accordance with the Mortgage Loan Documents or the Loan Documents, Borrower’s interest in the Mortgage Loan Reserve Funds, if any, shall constitute additional security for the Debt and upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other remedies available to Lender, apply any sums then present in any or all of the Mortgage Loan Reserve Funds to the payment of the Debt in any order in its sole discretion.
     (b) Notwithstanding anything to the contrary contained in this Agreement, if at any time Mortgage Lender and Lender are not the same Person or Affiliates and for any reason the Mortgage Loan Reserve Funds are no longer being maintained and/or are reduced, waived or modified in any material respect (in each case, including, without limitation, due to any waiver, defeasance, amendment or refinance) (such Mortgage Loan Reserve Funds, the “Waived Reserve Funds”), to the extent permitted to do so pursuant to the Mortgage Loan Documents (if applicable), Borrower shall promptly (i) notify Lender of the same and establish and maintain with Lender and for the benefit of Lender reserves in replacement and substitution thereof (the “Substitute Reserves”), which Substitute Reserves shall be subject to all of the same terms and conditions applicable under the Mortgage Loan Documents, (ii) execute any amendments to this Agreement and/or the Loan Documents relating to the Substitute Reserves reasonably required by Lender (provided such amendments are substantially similar to the provisions set forth in the Mortgage Loan Agreement relating to the same) and shall cause Mortgage Borrower to acknowledge and agree to the same, (iii) remit to the applicable Substitute Reserves (and shall cause Mortgage Borrower to remit to the applicable Substitute Reserves) any Mortgage Loan Reserve Funds remaining in the Waived Reserve Funds and (iv) upon request by Lender, make a True Up Payment into the Substitute Reserves (provided, that, such True Up Payment shall in no event exceed the amount of Waived Reserve Funds required to have been on deposit with Mortgage Lender under the Mortgage Loan Documents as of the applicable date of determination less any amounts remitted into the Substitute Reserve Funds corresponding to such Waived Reserve Funds pursuant to the terms hereof).
     SECTION 8.3 Cash Management.
     (a) Borrower shall cause Mortgage Borrower to comply with the Mortgage Loan Cash Management Provisions and not, without Lender’s prior consent, to materially amend, restate, replace and/or otherwise materially modify the same. If requested by Lender (which such request shall be made no more frequently than twice per calendar year (unless during a Trigger Period or in connection with a Secondary Market Transaction)), Borrower will promptly provide evidence reasonably acceptable to Lender of compliance with the foregoing. Borrower grants to Lender a security interest in Borrower’s interest, if any, in each of the Mortgage Loan Cash Management Accounts, if any, subject only to the prior rights of Mortgage Lender, and any and all monies now or hereafter deposited in each Mortgage Loan Cash Management Accounts as additional security for payment of the Debt to the extent Borrower has an interest in same. Subject to the prior rights of Mortgage Lender in the Mortgage Loan Cash Management Accounts, if any, until expended or applied in accordance with the Mortgage Loan Documents or the Loan Documents, Borrower’s interest in the Mortgage Loan Cash Management Accounts, if any, shall constitute additional security for the Debt and upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other remedies available to Lender, apply any sums then present in any or all of the Mortgage Loan Cash Management Accounts to the payment of the Debt in any order in its sole discretion.
     (b) Notwithstanding anything to the contrary contained in this Agreement, if at any time Mortgage Lender and Lender are not the same Person or Affiliates and for any reason the Mortgage Loan Cash Management Accounts are no longer being maintained or cease to exist or are reduced, waived or modified in any material respect (in each case, including, without limitation, due to any waiver, defeasance, amendment or refinance) (such accounts, the “Waived Cash Management Accounts” and such provisions, the “Waived Cash Management Provisions”), to the extent permitted to do so pursuant to the Mortgage Loan Documents, Borrower shall promptly (i) notify Lender of the same and, establish and maintain with Lender and for the benefit of Lender in replacement and substitution thereof substitute accounts (the “Substitute Cash Management Accounts”), which Substitute Cash Management Accounts shall be subject to all of the same terms and conditions applicable under the Mortgage Loan Documents, (ii) execute any amendments to this Agreement and/or the Loan Documents implementing the Waived Cash Management Provisions as may be reasonably required by Lender (provided such amendments are substantially similar to the provisions set forth in the Mortgage Loan Documents relating to the same) and shall cause Mortgage Borrower to acknowledge and agree to the same and (iii) to the extent applicable, remit to the applicable Substitute Cash Management Accounts (and shall cause Mortgage Borrower to remit to the applicable Substitute Cash Management Accounts) any funds remaining in the Waived Cash Management Accounts.
     SECTION 8.4 The Accounts Generally.
     (a) Borrower grants to Lender a security interest in each of the Accounts and any and all sums now or hereafter deposited in the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Accounts and the funds deposited therein shall constitute additional security for the Debt. The provisions of this Section 8.4 are intended to give Lender and/or Servicer “control” of the Accounts and the Account Collateral within the meaning of the UCC. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein. The funds on deposit in the Accounts shall not constitute trust funds and may be commingled with other monies held by Lender.
     (b) Borrower shall not, without obtaining the prior written consent of Lender and except pursuant to the Mortgage Loan Agreement and the Mortgage Loan Cash Management Agreement, further pledge, assign or grant any security interest in the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any

UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Lender shall have the right to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral with respect thereto in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.
     (c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Accounts and (ii) subject to any prior rights of Mortgage Lender, Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Pledge Agreement, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Pledge Agreement and subject to any prior rights of Mortgage Lender, may apply the funds in such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.
     (d) The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
     (e) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Accounts, the sums deposited therein or the performance of the obligations for which the Accounts were established, except to the extent arising from the gross negligence, bad faith or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
     (f) Borrower and Lender shall maintain each applicable Account as an Eligible Account, except as otherwise expressly agreed to in writing by Lender. In the event that Lender no longer satisfies the criteria for an Eligible Institution, Borrower shall cooperate with Lender in transferring the applicable Accounts to an institution that satisfies such criteria. Borrower hereby grants Lender power of attorney (irrevocable for so long as the Loan is outstanding) with respect to any such transfers and the establishment of accounts with a successor institution.
     (g) Interest accrued, if any, on the Reserve Funds shall not be required to be remitted to any Account and may instead be retained by Lender.

     (h) Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all reasonable fees, charges, costs and expenses in connection with the Accounts, this Agreement and the enforcement hereof, including, without limitation, any reasonable monthly or annual fees or charges as may be assessed by Lender or Servicer in connection with the administration of the Accounts and the Reserve Funds and the reasonable fees and expenses of legal counsel to Lender and Servicer as reasonably needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.
ARTICLE 9.
[INTENTIONALLY DELETED]
ARTICLE 10.
EVENTS OF DEFAULT; REMEDIES
     SECTION 10.1 Event of Default.
     The occurrence of any one or more of the following events shall constitute an “Event of Default”:
     (a) if (A) any monthly Debt Service payment is not paid within five (5) days when due except to the extent sums sufficient to pay monthly Debt Service have been deposited with Mortgage Lender in accordance with the terms of the Mortgage Loan Cash Management Agreement or the Deposit Account Agreement (as defined in the Mortgage Loan Cash Management Agreement) and Lender’s access to such sums is not restricted or constrained in any manner, (B) the payment due on the Maturity Date is not paid when due or (C) any other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;
     (b) if any of the Taxes or Other Charges is not paid prior to delinquency except to the extent Mortgage Borrower or Tenant is contesting such Taxes or Other Charges in accordance with the terms of Section 4.5 hereof;
     (c) if the Policies are not kept in full force and effect or if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof and such failure to deliver evidence is not cured within ten (10) Business Days after notice from Lender to Borrower of such failure;
     (d) if any of the covenants contained in Sections 5.1, 5.2, 5.4, 5.5 or Article 6 hereof are breached or violated;
     (e) if any representation or warranty of, or with respect to, Borrower or Guarantor, made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender in connection with the Loan shall have been false or misleading in any material adverse respect when made;

     (f) if (i) Borrower, Mortgage Borrower, any SPE Component Entity or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, Mortgage Borrower or any managing member or general partner of Borrower or Mortgage Borrower, any SPE Component Entity or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower, Mortgage Borrower or any managing member or general partner of Borrower or Mortgage Borrower, any SPE Component Entity or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; (iii) there shall be commenced against Borrower, Mortgage Borrower, any SPE Component Entity or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; (iv) Borrower, Mortgage Borrower, any SPE Component Entity or Guarantor shall take any action indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, Mortgage Borrower, any SPE Component Entity or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
     (g) if Borrower or Mortgage Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt, pledge agreement or other security agreement covering Borrower’s or Mortgage Borrower’s interest in any part of the Property or the Collateral (as applicable) whether it be superior or junior in lien to the Security Instrument or the Pledge Agreement (as applicable);
     (h) subject to Section 4.16(b) hereof, if the Property becomes subject to any mechanic’s, materialman’s or other lien (other than a lien for any Taxes not then due and payable or a Permitted Encumbrance) and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days after Borrower obtains actual or constructive knowledge thereof from any source whatsoever;
     (i) if any federal tax lien is filed against Borrower, Mortgage Borrower, any SPE Component Entity, Guarantor or Borrower’s interest in the Property and same is not discharged of record (by payment, bonding or otherwise) within sixty (60) days after Borrower obtains actual or constructive knowledge thereof from any source whatsoever;
     (j) [intentionally omitted];
     (k) if any default occurs under any guaranty or indemnity executed by Borrower and/or Guarantor in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;

     (l) Intentionally Omitted;
     (m) if Borrower shall fail to deliver to Lender any Required Financial Item when required under Section 4.12 and such failure is not cured within ten (10) Business Days after notice from Lender of such failure;
     (n) if Mortgage Borrower defaults under the Management Agreement in any material respect beyond the expiration of applicable notice and grace periods, if any, thereunder or if the Management Agreement is canceled, terminated or surrendered or expires pursuant to its terms, unless in such case Mortgage Borrower shall enter into a new management agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;
     (o) if any representation and/or covenant herein relating to ERISA matters is breached in any material respect;
     (p) if a Property Document Event occurs and the same is not remedied within ten (10) Business Days after notice from Lender, in the case of any event which can be remedied by the payment of a sum of money or (ii) for thirty (30) days after notice from Lender, in the case of any other event, provided that if such event cannot reasonably be remedied within such thirty (30) day period and Borrower or Mortgage Borrower shall have commenced such remedy within such thirty (30) day period and thereafter diligently and expeditiously proceeds to complete the same, such thirty (30) day period shall be extended for so long as it shall require Borrower or Mortgage Borrower in the exercise of due diligence to complete the same, it being agreed that no such extension shall be for a period in excess of ninety (90) days;
     (q) if Borrower shall continue to be in default under any term, covenant or condition of this Agreement not specified in subsections (a) through (p) above or not otherwise specifically specified as an Event of Default herein, (i) for more than ten (10) Business Days after notice from Lender, in the case of any default which can be cured by the payment of a sum of money or (ii) for thirty (30) days after notice from Lender, in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days;
     (r) if a Mortgage Loan Event of Default shall occur; and/or
     (s) if there shall be a default under any of the other Loan Documents beyond any applicable notice and cure periods contained in such Loan Documents or to the extent there is no applicable notice and cure with respect to such default set forth in such other Loan Documents, then (i) for more than ten (10) Business Days after notice from Lender, in the case of any default which can be cured by the payment of a sum of money or (ii) for thirty (30) days after notice from Lender, in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require

Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days.
     SECTION 10.2 Remedies.
     (a) Subject to the terms of Article 13 hereof, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(f) above with respect to Borrower and any SPE Component Entity only) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Pledge Agreement, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Pledge Agreement, the Note and the other Loan Documents and may exercise all the rights and remedies of a secured party under the UCC against Borrower and the Collateral, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(f) above (with respect to Borrower and any SPE Component Entity only), the Debt and all other obligations of Borrower under this Agreement, the Pledge Agreement, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Pledge Agreement, the Note and the other Loan Documents to the contrary notwithstanding.
     (b) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Pledge Agreement, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Pledge Agreement, the Note or the other Loan Documents with respect to the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the Pledge Agreement, the Note or the other Loan Documents, subject to the terms of Article 13 hereof. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
     (c) Lender shall have the right from time to time to partially foreclose the Pledge Agreement in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Pledge Agreement to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Pledge Agreement to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Pledge Agreement as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement to secure payment of sums secured by the Pledge Agreement and not previously recovered.
     (d) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledge agreements, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
     (e) Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.
     (f) Upon the occurrence and during the continuance of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Subject to the rights of Tenants under the Leases, Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by Applicable Law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred through and including the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.
ARTICLE 11.
SECONDARY MARKET
     SECTION 11.1 Securitization.
     (a) Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. The transaction referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.
     (b) If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:
     (i) (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Mortgage Borrower, Guarantor, Operating Partnership and Manager, (B) provide updated budgets relating to the Property and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel reasonably acceptable to Lender and the Rating Agencies;
     (ii) provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to matters of Delaware law relating to limited liability companies, which counsel and opinions shall be reasonably satisfactory in form and substance to Lender and the Rating Agencies;
     (iii) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may reasonably require;
     (iv) provide such information, documents and agreements relating to the Property Documents as Lender may reasonably request in connection with a Secondary Market Transaction; and

     (v) execute such amendments to the Loan Documents and Mortgage Borrower’s, Borrower’s or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure (any of the foregoing, a “Loan Bifurcation”); provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would change the interest rate, the stated maturity or the amortization of principal set forth in the Note, except in connection with a Loan Bifurcation which may result in varying fixed interest rates, but which shall have the same weighted average coupon of the original Note.
     (c) Borrower shall be responsible for any of Borrower’s out-of-pocket and internal costs and expenses incurred in connection with Borrower’s compliance with this Section 11.1 (including, without limitation, Borrower’s attorney’s fees and expenses), subject to an aggregate cap on such costs and expenses of $10,000.00, and provided that Borrower shall not be required to reimburse Lender for Lender’s costs and expenses in connection with this Section 11.1. Notwithstanding the foregoing or anything herein to the contrary, Borrower shall pay for any costs and expenses with respect to items which Borrower is otherwise required to deliver pursuant to the terms of the Loan Documents.
     SECTION 11.2 Securitization Indemnification.
     (a) Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.
     (b) Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Mortgage Borrower, Borrower Affiliates, the Property, Manager, Operating Partnership, Guarantor and all other aspects of the Loan Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) subject to the terms of Article 13 hereof, indemnifying Lender (and for purposes of this Section 11.2, Lender hereunder shall include its officers and directors), the Affiliate of Wells Fargo Bank, National Association (“Wells”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the

“Wells Group”), and Wells, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Wells or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Wells Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Wells Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Wells Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower and Mortgage Borrower, operating statements and rent rolls with respect to the Property (the “Provided Information”). The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided; provided, however, such indemnity shall be limited to the Provided Information and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.
     (c) In connection with Exchange Act Filings, subject to the terms of Article 13 hereof, Borrower shall (i) indemnify Lender, the Wells Group and the Underwriter Group for Liabilities to which Lender, the Wells Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Wells Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Wells Group or the Underwriter Group in connection with defending or investigating the Liabilities; provided, however, that Borrower’s liability under clauses (i) and (ii) above shall be effective only to the extent that Lender accurately sets forth the Provided Information in the applicable Disclosure Document. The obligations of Borrower pursuant to this Section 11.2(c) shall be in addition to but not in duplication of Section 11.2(b) above
     (d) Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 11.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnified party shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such indemnified party is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the indemnifying party is required hereunder to indemnify such indemnified party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.
     (e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 11.2(b) or (c) hereof is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 11.2(b) or (c) hereof, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Wells’ and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
     (f) Subject to the terms of Article 13 hereof, Borrower shall jointly and severally indemnify Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Losses to which Lender or its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrower to the Rating Agencies

(the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.
     (g) The liabilities and obligations of both Borrower and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
     SECTION 11.3 Reserves/Escrows. In the event that Securities are issued in connection with the Loan, all funds held by Lender in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents shall be deposited in “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies.
     SECTION 11.4 Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender (the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such Servicer; provided that Borrower shall not be responsible for paying Servicer any servicing fees due to Servicer under such servicing agreement (except as otherwise expressly provided in this Agreement, including, without limitation, Section 17.6 hereof).
     SECTION 11.5 Rating Agency Costs. In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the reasonable costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any reasonable fees imposed by any Rating Agency in connection therewith.
     SECTION 11.6 Conversion to Registered Form. At the request of Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code. The option to convert the Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Lender. Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

ARTICLE 12.
INDEMNIFICATIONS
     SECTION 12.1 General Indemnification. Subject to the terms of Article 13 hereof, Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly arising out of or caused by any one or more of the following: (a) the purpose to which Borrower applies the proceeds of the Loan; (b) the failure of Borrower to perform any obligations as and when required by this Agreement, any of the other Loan Documents or Property Document; (c) any failure at any time of any of Borrower’s representations or warranties to be true and correct; (d) any act or omission by Borrower, any Affiliate of Borrower, any contractor, subcontractor or material supplier, engineer, architect or other Person with respect to the Property or Improvements; (e) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof; (f) any use, nonuse or condition in, on or about the Property or any part thereof (g) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (h) any failure of the Property or any part thereof to be in compliance with any Applicable Law; (i) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, unless Lender has taken title to the Property, the Lender shall be liable for claims which arise on and after such date of taking title; (j) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Pledge Agreement; and/or (k) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Reserve Funds; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such Losses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, illegal acts, bad faith or willful misconduct of such Indemnified Party. Any amounts payable to Indemnified Parties by reason of the application of this Section 12.1 shall become immediately due and payable on demand and if not paid within five (5) days of such demand therefor, shall bear interest at the Default Rate.
     SECTION 12.2 Mortgage and Intangible Tax and Transfer Tax Indemnification. Subject to the terms of Article 13 hereof, Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to (a) any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents, and (b) any transfer tax incurred by Indemnified Parties in connection with the exercise of remedies hereunder, under the Pledge Agreement or under any other Loan Documents.
     SECTION 12.3 ERISA Indemnification. Subject to the terms of Article 13 hereof, Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion)

that Indemnified Parties may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.
     SECTION 12.4 Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party with respect to the matters set forth in this Article 12 (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of the Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding against such Indemnified Parties. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.
     SECTION 12.5 Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment of the Collateral pledged pursuant to the Pledge Agreement, the entry of a judgment of foreclosure, or the exercise of any power of sale with respect to the Pledged Securities pursuant to and in accordance with the Pledge Agreement and Applicable Law.
     Notwithstanding the foregoing, in the event (i) the Loan is indefeasibly paid in full in the ordinary course, and (ii) no Event of Default exists and is continuing under this Agreement or in any of the other Loan Documents, Borrower shall be released from its obligations set forth herein on the sixth (6th) anniversary (the “Survival Cap”) of the date on which item (i) above is satisfied (except with respect to any claims previously tendered to Borrower hereunder but not fully resolved and indemnified, with respect to which the obligations and liabilities of Borrower under this Article 12 shall continue to survive until such claims are fully resolved and indemnified and shall not be subject to the Survival Cap).
     SECTION 12.6 Environmental Indemnity. Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Pledge Agreement.
ARTICLE 13.
EXCULPATION
     SECTION 13.1 Exculpation.
     (a) Notwithstanding anything to the contrary herein or in any of the other Loan Documents but subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, manager, trustee, agent, or Affiliate of Borrower (but specifically excluding Guarantor subject to the terms of the Guaranty) or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (3) affect the validity or enforceability of any separate written indemnity or guaranty (including, without limitation, the Guaranty) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally in such separate written indemnity or guaranty and without the effect of the exculpatory provisions of this Article 13); (4) impair the right of Lender to obtain the appointment of a receiver; (5) intentionally omitted; (6) constitute a prohibition against Lender seeking a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge Agreement (but not to impose personal liability upon Borrower contrary to this Section 13.1) or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Collateral; or (7) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Losses incurred by Lender (including attorneys’ fees and costs reasonably incurred) directly arising out of or caused by the following:
     (i) fraud or willful misrepresentation by Borrower, Mortgage Borrower any SPE Component Entity, any of the Exculpated Parties or Guarantor in connection with the Loan;
     (ii) the gross negligence or willful misconduct of Borrower, any SPE Component Entity, any of the Exculpated Parties, Guarantor or Mortgage Borrower;
     (iii) material physical waste to the Property (or any portion thereof) caused by the intentional acts or intentional omissions of Borrower, Mortgage Borrower, any SPE Component Entity, any of the Exculpated Parties or Guarantor or Mortgage Borrower and/or the removal or disposal of any portion of the Property by Borrower, Mortgage Borrower, any SPE Component Entity, any of the Exculpated Parties or Guarantor after an Event of Default;

     (iv) the misapplication, misappropriation or conversion by Borrower or Mortgage Borrower of (A) any insurance proceeds paid by reason of any Casualty to the Property (or any portion thereof), or (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, which such proceeds or Award are received by Borrower and not applied as required hereunder or under the other Loan Documents;
     (v) the misapplication, misappropriation or conversion by Borrower or Mortgage Borrower of any Rents during the continuance of an Event of Default, which are received by Borrower or Mortgage Borrower and not applied by Borrower or Mortgage Borrower to the payment of either (i) normal and necessary Operating Expenses or (ii) the Debt;
     (vi) failure by Borrower or Mortgage Borrower to pay, or cause to be paid, prior to delinquency any Taxes or Other Charges if non-payment of the same would create liens senior to the lien of the Security Instrument on all or any portion of the Property;
     (vii) the failure of Borrower or Mortgage Borrower to deliver any security deposits, advance deposits or any other deposits collected with respect to the Property to Lender, upon a foreclosure of the Property (or any portion thereof) or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;
     (viii) the material breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, this Agreement or in the Pledge Agreement concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;
     (ix) Borrower’s failure to comply with the indemnification obligations in Sections 11.2 and 12.3 hereof;
     (x) the breach of any material representation, warranty or covenant contained in Article 5 hereof; and/or
     (xi) (A) the seizure or forfeiture of the Property, or any portion thereof, or Borrower’s interest therein, resulting from criminal wrongdoing by Borrower or Guarantor; (B) if, after the occurrence and during the continuance of an Event of Default, Lender shall send a notification of Proposal to Accept Collateral pursuant to Section 9-620 or 9-621 of the UCC (or any successor or parallel provision), and Borrower shall object to such acceptance of collateral (provided, that, such objection shall only be deemed a recourse event hereunder to the extent that the aforesaid “Proposal to Accept Collateral” would, if consummated, be made in full satisfaction of the Debt);
     (xii) any distribution or other payments made in connection with any part of the Collateral in contravention of the terms hereof (including, without limitation, with respect to any Net Liquidation Proceeds After Debt Service); or

     (xiii) the issuer of the Owner’s Title Policy asserts the provisions of Exclusions from Coverage 3(a), (b) or (e) to refuse payment to Lender for any loss under the Owner’s Title Policy solely by reason of the action, inaction or knowledge, as of the date of the Owner’s Title Policy, of Borrower, provided Lender had no knowledge of the subject defect, lien, encumbrance or other matter creating or causing the applicable loss.
     (b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) Borrower or any SPE Component Entity files a voluntary petition under the Bankruptcy Code or any other Creditors Rights Laws; (ii) an Affiliate, officer, director, or representative which Controls, directly or indirectly, Borrower or Mortgage Borrower files, or joins in the filing of, an involuntary petition against Borrower, Mortgage Borrower or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower, Mortgage Borrower or any SPE Component Entity from any Person; (iii) Borrower, Mortgage Borrower or any SPE Component Entity files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against it; (iv) any Affiliate, officer, director, or representative which Controls Borrower, Mortgage Borrower or any SPE Component Entity consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Mortgage Borrower any SPE Component Entity or any portion of the Property (other than a receiver requested by Mortgage Lender in connection with enforcement of its rights under the Mortgage Loan Documents) or the Collateral; (v) Borrower, Mortgage Borrower or any SPE Component Entity makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (vi) [Intentionally Omitted]; (vii) Borrower, Mortgage Borrower or any SPE Component Entity (or any Restricted Party) contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any federal or state bankruptcy or insolvency proceeding involving the Guarantor or its Affiliates; (viii) Borrower (or any Restricted Party) accepts from any Guarantor or Guarantor solicits or provides any debtor-in-possession financing to Borrower in the event Borrower (or any Restricted Party) is the subject of a bankruptcy or insolvency proceeding; or (ix) any covenant contained in Article 6 hereof is violated or breached.
     SECTION 13.2 Survival. The obligations and liabilities of Borrower under this Article 13 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument. Notwithstanding the foregoing, except with respect to the Environmental Indemnity (for which the provisions of the Environmental Indemnity shall control), in the event (i) the Loan is indefeasibly paid in full in the ordinary course, and (ii) no Event of Default exists and is continuing under this Agreement or in any of the other Loan Documents, Borrower shall be released from its obligations set forth in this Article 13 on the Survival Cap (except with respect to any claims (1) under the Environmental

Indemnity or (2) previously tendered to Borrower hereunder but not fully resolved and indemnified, with respect to which the obligations and liabilities of Borrower under this Article 13 shall continue to survive until such claims are fully resolved and indemnified and shall not be subject to the Survival Cap).
ARTICLE 14.
NOTICES
     SECTION 14.1 Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	c/o Cole Real Estate Investments
2555 East Camelback Road, Suite 400
Phoenix, Arizona 85016
Attention: General Counsel, Real Estate
Facsimile No.: 602-778-8780

With a copy to:	Kutak Rock LLP
8601 N. Scottsdale Road, Suite 300
Scottsdale, Arizona 85253
Attention: Mitch Padover
Facsimile No.: 480-429-5001

If to Lender:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Wells Fargo Center
1901 Harrison Street, 2nd Floor
MAC A0227-020
Oakland, California 94612
Attention: Commercial Mortgage Servicing
Facsimile No.: 866-359-5352

With a copy to:	Sills Cummis & Gross, P.C.
One Riverfront Plaza
Newark, New Jersey 07102
Attention: Robert Hempstead, Esq.
Facsimile No.: 973-643-6500
or addressed as such party may from time to time designate by written notice to the other parties.

     Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.
ARTICLE 15.
FURTHER ASSURANCES
     SECTION 15.1 Replacement Documents. Upon receipt of an affidavit reasonably acceptable to Borrower of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document: (i) with respect to any Loan Document other than the Note, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor and (ii) with respect to the Note, (a) Borrower will execute a reaffirmation of the Debt as evidenced by such Note acknowledging that Lender has informed Borrower that the Note was lost, stolen, destroyed or mutilated and that such Debt continues to be an obligation and liability of the Borrower as set forth in the Note, a copy of which shall be attached to such reaffirmation and (b) if requested by Lender, Borrower will execute a replacement note and Lender or Lender’s custodian (at Lender’s option) shall provide to Borrower its then standard form of lost note affidavit and indemnity, which such form shall be reasonably acceptable to Borrower.
     SECTION 15.2 Filing of UCC Financing Statements. Borrower forthwith upon the execution and delivery of this Agreement and thereafter, from time to time, will cause the UCC Financing Statements (if any) perfecting the lien and security interest upon the Collateral created pursuant to the Pledge Agreement and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Collateral. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Pledge Agreement, the UCC Financing Statements, the other Loan Documents, any note or pledge supplemental hereto, any security instrument with respect to the Collateral and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Pledge Agreement, any note supplemental hereto, any security instrument with respect to the Collateral or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by Applicable Law so to do.
     SECTION 15.3 Further Acts, etc. Borrower will, at the reasonable cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering and/or recording the UCC Financing Statements, or for complying with all Applicable Law. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of, during the continuance of an Event of Default, exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3.
     SECTION 15.4 Changes in Tax, Debt, Credit and Documentary Stamp Laws.
     (a) If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than ninety (90) days to declare the Debt immediately due and payable.
     (b) Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument, the Pledge Agreement or the Debt. If such claim, credit or deduction shall be required by Applicable Law, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.
     (c) If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Pledge Agreement, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.
     SECTION 15.5 Intentionally Omitted.

     SECTION 15.6 Mezzanine Intercreditor Agreement.
     (a) Lender and Mortgage Lender, are parties to the Mezzanine Intercreditor Agreement memorializing their relative rights and obligations with respect to the Loan, the Mortgage Loan, Borrower, Mortgage Borrower, and the Property. Borrower hereby acknowledges and agrees that (i) such Mezzanine Intercreditor Agreement is intended solely for the benefit of Lender and Mortgage Lender and (ii) Mortgage Borrower and Borrower are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Borrower’s obligations hereunder are independent of such Mezzanine Intercreditor Agreement and remain unmodified by the terms and provisions thereof. From time to time, upon the request of Borrower, Lender shall provide Borrower with a copy of any Mezzanine Intercreditor Agreement then in effect with respect to the Loan for informational purposes only.
     (b) In the event the Lender is required pursuant to the terms of the Mezzanine Intercreditor Agreement to pay over any payment or distribution of assets, whether in cash, property or securities which is applied to the Debt, including, without limitation, any proceeds of the Property previously received by Lender on account of the Loan to the Mortgage Lender (the “Disgorged Funds”), if any, then Borrower agrees that the Debt (or such portion of the Debt in the amount of the Disgorged Funds) shall be reinstated such that any amount so paid shall continue to be owing pursuant to the Loan Documents as part of the Debt notwithstanding the prior receipt of such payment by Lender.
     SECTION 15.7 Discussions with Mortgage Lender.
In connection with the exercise of its rights set forth in the Loan Documents, Lender shall have the right at any time to discuss the Property, the Collateral, the Mortgage Loan, the Loan or any other matter directly with Mortgage Lender or Mortgage Lender’s consultants, agents or representatives without notice to or permission from Borrower or Mortgage Borrower, nor shall Lender have any obligation to disclose such discussions or the contents thereof with Borrower, Mortgage Borrower, Guarantor or Sponsor.
     SECTION 15.8 Independent Approval Rights.
     So long as the Mortgage Loan is outstanding, if any action, proposed action or other decision is consented to or approved by Mortgage Lender, except as otherwise expressly set forth herein such consent or approval shall not be binding or controlling on Lender unless Mortgage Lender and Lender are the same Person or Affiliates. Borrower hereby acknowledges and agrees that (i) the risks of Mortgage Lender in making the Mortgage Loan are different from the risks of Lender in making the Loan, (ii) in determining whether to grant, deny, withhold or condition any requested consent or approval Mortgage Lender and Lender (at such time as they are not the same Person or Affiliates) may reasonably reach different conclusions, and (iii) except as otherwise expressly set forth herein, Lender has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view. Further, the denial by Lender of a requested consent or approval shall not create any liability or other obligation of Lender if the denial of such consent or approval results directly or indirectly in a default under the Mortgage Loan and Borrower hereby waives any claim of liability against Lender arising from any such denial.
     SECTION 15.9 Mortgage Loan Events of Default.
     (a) Lender shall have the right, but shall not have the obligation, to exercise Borrower’s rights under the Mortgage Borrower LLC Agreement to cause Mortgage Borrower (i) to cure a Mortgage Loan Event of Default and (ii) to satisfy any Liens, claims or judgments against the Property (except for Liens permitted by the Mortgage Loan Documents), in the case of either (i) or (ii), unless Borrower or Mortgage Borrower shall be diligently pursuing remedies to cure the same subject to its rights set forth in the Mortgage Loan Documents and such cure rights have not expired and/or lapsed and/or Mortgage Borrower (or any Tenant) has the right to contest the default in issue under the terms of the Mortgage Loan Documents, and is diligently contesting same subject to its rights set forth in the Mortgage Loan Documents and such right to contest have not expired and or lapsed. Borrower shall reimburse Lender on demand for any and all reasonable costs incurred by Lender in connection with curing any such Mortgage Loan Event of Default or satisfying any Liens, claims or judgments against the Property.
     (b) Subject to the rights of Tenants under Leases, Borrower hereby grants, and shall cause Mortgage Borrower to grant, Lender and any Person designated by Lender the right to enter upon the Property at any time for the purpose of carrying out the rights granted to Lender under this Section 15.9. Subject to the rights of Tenants under Leases, Borrower shall not, and shall not cause or permit Mortgage Borrower or cause any other Person to impede, interfere with, hinder or delay, any effort or action on the part of Lender to exercise its rights under this Section 15.9 and to cure any default or asserted default under the Mortgage Loan, or to otherwise protect or preserve Lender’s interests in the Loan, the Collateral and the Property in accordance with the provisions of this Agreement and the other Loan Documents.
     (c) Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including, without limitation, reasonable attorneys’ and other professional fees, whether or not suit is brought, and settlement costs), and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the foregoing actions described in Section 15.9(a) above, provided that Borrower shall have no obligation to indemnify Lender for losses arising from the gross negligence, illegal acts, bad faith or willful misconduct of Lender or any Person designated by Lender to enter upon the Property. Lender shall have no obligation to Borrower, Mortgage Borrower or any other Person to make any such payment or performance.
     (d) If Lender shall receive a copy of any notice of default under the Mortgage Loan Documents sent by Mortgage Lender to Mortgage Borrower, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.
     (e) In the event that Lender makes any payment in respect of the Mortgage Loan, Lender shall be subrogated to the rights of Mortgage Lender under the Mortgage Loan Documents against the Property and Mortgage Borrower with respect to Mortgage Borrower’s failure to make such payment in addition to all other rights Lender may have under the Loan Documents or applicable law.
ARTICLE 16.
WAIVERS
     SECTION 16.1 Remedies Cumulative; Waivers.

     Subject to the terms of Article 13 hereof, the rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Pledge Agreement, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
     SECTION 16.2 Modification, Waiver in Writing.
     No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Pledge Agreement, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances (unless such notice or demand is otherwise specifically required herein or under any of the other Loan Documents).
     SECTION 16.3 Delay Not a Waiver.
     Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Pledge Agreement, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Pledge Agreement, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Pledge Agreement, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
     SECTION 16.4 Waiver of Trial by Jury.
     TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT. TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE

PLEDGE AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.
     SECTION 16.5 Waiver of Notice.
     Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by Applicable Law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which (i) this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower and (ii) Lender is not required under Applicable Law to give notice.
     SECTION 16.6 Remedies of Borrower.
     In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement, the Pledge Agreement, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably, shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.
     SECTION 16.7 Marshalling and Other Matters.
     Borrower hereby waives, to the extent permitted by Applicable Law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Pledge Agreement of the Collateral or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Pledge Agreement on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Collateral subsequent to the date of the Pledge Agreement and on behalf of all persons to the extent permitted by Applicable Law.
     SECTION 16.8 Waiver of Statute of Limitations.
     To the extent permitted by Applicable Law, Borrower hereby expressly waives and releases to the fullest extent permitted by Applicable Law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Pledge Agreement or other Loan Documents.
     SECTION 16.9 Waiver of Counterclaim.
     Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

     SECTION 16.10 Sole Discretion of Lender.
     Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.
ARTICLE 17.
MISCELLANEOUS
     SECTION 17.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Pledge Agreement, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
     SECTION 17.2 Governing Law.
     THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5 1401 OF THE NEW YORK

GENERAL OBLIGATIONS LAW. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5 1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING.
     ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5 1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY APPOINT AND DESIGNATE:
COLE CORPORATE INCOME TRUST, INC.
2555 EAST CAMELBACK ROAD
SUITE 400
PHOENIX, ARIZONA 85016
ATTENTION: GENERAL COUNSEL, REAL ESTATE
     AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT, AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
     SECTION 17.3 Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     SECTION 17.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     SECTION 17.5 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
     SECTION 17.6 Expenses. Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within ten (10) Business Days of receipt of written notice from Lender for all reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements) reasonably incurred by Lender in accordance with this Agreement in connection with (i) the preparation, negotiation, execution and delivery of this Agreement, the Pledge Agreement, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions reasonably requested by Lender as to any legal matters arising under this Agreement, the Pledge Agreement, the Note and the other Loan Documents with respect to the Property and the Collateral); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement, the Pledge Agreement, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements and Borrower’s compliance with and cooperation under Section 11.1 hereof (subject to the cap set forth therein); (iii) [Intentionally Omitted]; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Pledge Agreement, the Note and the other Loan Documents and any other documents or matters requested by Borrower or otherwise required hereunder; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all reasonably required legal opinions, and other similar expenses incurred in creating and perfecting the lien in favor of Lender pursuant to this Agreement, the Pledge Agreement, the Note and the other Loan Documents; (vii) subject to the terms of Article 13 hereof, enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Pledge Agreement, the Note, the other Loan Documents, the Property, the Collateral or any other security given for the Loan; and (viii) subject to the terms of Article 13 hereof, enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the Pledge Agreement, the Note and the other Loan Documents or with respect to the Property, the Collateral or in connection with any “special servicing” of the Loan or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including, without limitation, loan servicing or special servicing fees, loan advances, and “work-out” and/or liquidation fees relating thereto); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Borrower also acknowledges and agrees that formal written appraisals of the Property by a licensed independent appraiser may be required by Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Lender may, at its option, require inspection of the Property by an independent supervising architect and/or cost engineering specialist at least semiannually. If any of the services described above are provided by an employee of Lender, Lender’s costs and expenses for such services shall be calculated in accordance with Lender’s standard charge for such services. Notwithstanding the foregoing, Borrower shall not be required to pay for more than one appraisal during the term of the Loan unless (x) an Event of Default occurs and is continuing or (y) as otherwise required by law. In addition, if Borrower is undertaking a Restoration or is performing any work at the Property that requires the obtaining of a building permit, then Borrower shall pay the reasonable out-of-pocket costs of architect’s engineers and other consultants retained by Lender to review the performance of such Restoration or work. Any amounts payable to Lender pursuant to this Section 17.6 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Interest Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.
     SECTION 17.7 Cost of Enforcement. In the event (a) that the Pledge Agreement is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Mortgage Borrower or any of their constituent Persons or an assignment by Borrower, Mortgage Borrower or any of their constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Pledge Agreement, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes. Any amounts payable to Lender pursuant to this Section 17.7 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.
     SECTION 17.8 Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
     SECTION 17.9 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Pledge Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
     SECTION 17.10 No Joint Venture or Partnership; No Third Party Beneficiaries.
     (a) Borrower and Lender intend that the relationships created under this Agreement, the Pledge Agreement, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of secured party, pledgee or lender.
     (b) This Agreement, the Pledge Agreement, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Pledge Agreement, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
     (c) The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property and the Collateral, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property and the Collateral. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property or the Collateral.
     (d) Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.
     (e) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Pledge Agreement, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

     (f) Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Pledge Agreement and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and the Collateral and notwithstanding any investigation of the Property and the Collateral by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Pledge Agreement and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.
     SECTION 17.11 Publicity; Confidentiality. (a) All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Pledge Agreement or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Pledge Agreement or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld. All news releases, publicity or advertising by Lender or any of its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Pledge Agreement or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Pledge Agreement or the other Loan Documents, Borrower, Guarantor or any of their Affiliates shall be subject to the prior written approval of Borrower and/or Guarantor, as applicable, not to be unreasonably withheld. Notwithstanding the foregoing, Borrower agrees that Lender or any of its Affiliates may share additional information pertaining to the Loan in connection with the sale, assignment or participation of any portion of Loan or if required by Applicable Law, any audit of Lender or any of its Affiliates, or any applicable regulatory or judicial proceeding or litigation.
     (b) Except as otherwise provided by Applicable Law, Lender shall utilize all non public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but, notwithstanding the foregoing, may make disclosure: (a) to any of its Affiliates (provided any such Affiliate shall agree to keep such information confidential in accordance with the terms of this Section); (b) as requested by any bona fide assignee, participant, Investor, potential investor, Rating Agency (which, for the purposes of this Section 17.11(b), shall include any non-hired Rating Agency) or other transferee in connection with a Secondary Market Transaction (provided they shall be notified of the confidential nature of the information); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) if an Event of Default exists, to any other Person, in connection with the exercise by Lender of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate that is not known by Lender to be subject to a confidentiality restriction with respect thereto.

     SECTION 17.12 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Pledge Agreement, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. Wherever the phrase “during the continuance of an Event of Default” or the like appears herein or in any other Loan Document, such phrase shall not mean or imply that Lender has any obligation to accept a cure of such Event of Default. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Pledge Agreement and the other Loan Documents and this Agreement, the Note, the Pledge Agreement and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Pledge Agreement and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.
     SECTION 17.13 Entire Agreement. This Agreement, the Note, the Pledge Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Pledge Agreement and the other Loan Documents.
     SECTION 17.14 Liability. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.
     SECTION 17.15 Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.
[NO FURTHER TEXT ON THIS PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

COLE MEZZCO SAN ANTONIO TX, LLC,
a Delaware limited liability company

By: Name:	/s/ Todd J. Weiss Todd J. Weiss
Title:	Officer

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: Name:	/s/ John G. Nicol John G. Nicol
Title:	Director

SCHEDULE I
ORGANIZATIONAL CHART
(attached hereto)

SCHEDULE II
Description of REA’s
1. Covenants, conditions or restrictions contained in the following documents:
Volume 9578, Page 183 and Volume 9609, Pages 145-146 of the Deed and Plat Records, Volume 2744, Page 133, Volume 4216, Page 1899, Volume 11933, Page 1962, Volume 12222, Page 2304, Volume 12688, Page 1609, Volume 12735, Page 518, Volume 12735, Page 676, Volume 14416, Page 1007 and Volume 14417, Page 873 of the Official Public Records of Real property, all of Bexar County, Texas.
(TRACT 1)
Volume 4216, page 1899 and Volume 12735, Page 676 of the Official Public Records of Real Property of Bexar County, Texas. (TRACT 2)
Volume 9568, pages 95-96, Volume 9568, Pages 102-103, Volume 9569, Pages 165-166, Volume 9570, Page 33, Volume 9570, Page 209, Volume 9571, Page 48, Volume 9571, Page 49, Volume 9571, Page 50-51, Volume 9572, Page 109, Volume 9572, Page 110, Volume 9572, Page 114, Volume 9574, Page 110, Volume 9574, Page 111, Volume 9574, Page 112, Volume 9575, Pages 25-26, Volume 9577, Pages 80-81, Volume 9582, Page 122, Volume 9591, Page 74, Volume 9609, Pages 145-146, Volume 9611, Page 63 and Volume 9611, Page 113 of the Deed and Plat Records, Volume 4216, Page 1899, Volume 10869, Page 1495, Volume 11933, Page 1962, Volume 12222 , Page 2304, Volume 12222, Page 2327, Volume 12269, Page 697, Volume 12269, Page 707, Volume 12688, Page 1609, Volume 12688, Page 1710, Volume 12735, Page 518, Volume 12735, Page 676, Volume 13394, Page 2302, Volume 14368, Page 1400, Volume 14416, Page 950, Volume 14416, Page 1007 and Volume 14447, Page 2215 of the Official Public Records of Bexar County, Texas. (TRACT 3)
2. Master Declaration dated January 31, 2006 recorded in Volume 11933, Page 1962 of the Official Public Records of Real Property of Bexar County, Texas, and amended in Volume 12222, Page 2304, Volume 12688, Page 1609, Volume 12735, Page 518 and Volume 14416, Page 1007 of the Official Public Records of Real Property of Bexar County, Texas, and assigned in Volume 12269, Page 697, Volume 12269, Page 707 and Volume 13394, page 2302 of the Official Public Records of Real Property of Bexar County, Texas. (TRACTS 1 and 3)